Exhibit 10.01

EXECUTION COPY
U.S. $1,500,000,000
AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT
Dated as of October 25, 2018
Among
EASTMAN CHEMICAL COMPANY
as Company
THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders
CITIBANK, N.A.
as Administrative Agent
CITIBANK, N.A.
JPMORGAN CHASE BANK, N.A.
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as Joint Lead Arrangers
JPMORGAN CHASE BANK, N.A.
and
BANK OF AMERICA, N.A.
as Syndication Agent
and
BARCLAYS BANK PLC
MIZUHO BANK, LTD.
MORGAN STANLEY SENIOR FUNDING, INC.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Documentation Agents

Exhibit 10.01

TABLE OF CONTENTS
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01. Certain Defined Terms
SECTION 1.02. Computation of Time Periods
SECTION 1.03. Accounting Terms
ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
SECTION 2.01. The Revolving Credit Advances and Letters of Credit
SECTION 2.02. Making the Revolving Credit Advances
SECTION 2.03. [Reserved]
SECTION 2.04. Issuance of and Drawings and Reimbursement Under Letters of Credit
SECTION 2.05. Fees
SECTION 2.06. Optional Termination or Reduction of the Commitments
SECTION 2.07. Repayment of Revolving Credit Advances
SECTION 2.08. Interest on Revolving Credit Advances
SECTION 2.09. Interest Rate Determination
SECTION 2.10. Optional Conversion of Revolving Credit Advances
SECTION 2.11. Prepayments of Revolving Credit Advances
SECTION 2.12. Increased Costs
SECTION 2.13. Illegality
SECTION 2.14. Payments and Computations
SECTION 2.15. Taxes
SECTION 2.16. Sharing of Payments, Etc.
SECTION 2.17. Evidence of Debt
SECTION 2.18. Use of Proceeds

Exhibit 10.01

SECTION 2.19. Increase in the Aggregate Commitments
SECTION 2.20. Extension of Termination Date
SECTION 2.21. Defaulting Lenders
SECTION 2.22. Mitigation Obligations; Replacement of Lenders
ARTICLE III CONDITIONS TO EFFECTIVENESS AND LENDING
SECTION 3.01. Conditions Precedent to Effectiveness of Amendment and Restatement
SECTION 3.02. Initial Advance to Each Designated Subsidiary
SECTION 3.03. Conditions Precedent to Each Revolving Credit Borrowing, Issuance, Increase Date and Commitment Extension.
SECTION 3.04. Determinations Under Section 3.01
ARTICLE IV REPRESENTATIONS AND WARRANTIES
SECTION 4.01. Representations and Warranties of the Company
ARTICLE V COVENANTS OF THE COMPANY
SECTION 5.01. Affirmative Covenants
SECTION 5.02. Negative Covenants
SECTION 5.03. Financial Covenant
ARTICLE VI EVENTS OF DEFAULTS
SECTION 6.01. Events of Default
SECTION 6.02. Actions in Respect of Letters of Credit Upon Default
ARTICLE VII GUARANTY
SECTION 7.01. Guaranty
SECTION 7.02. Guaranty Absolute
SECTION 7.03. Waivers and Acknowledgments
SECTION 7.04. Subrogation
SECTION 7.05. Continuing Guaranty; Assignments

Exhibit 10.01

ARTICLE VIII THE AGENT
SECTION 8.01. Appointment and Authority
SECTION 8.02. Rights as a Lender
SECTION 8.03. Exculpatory Provisions
SECTION 8.04. Reliance by Agent
SECTION 8.05. Indemnification
SECTION 8.06. Delegation of Duties
SECTION 8.07. Resignation of Agent
SECTION 8.08. Non-Reliance on Agent and Other Lenders.
SECTION 8.09. Other Agents.
SECTION 8.09. Certain ERISA Matters.
ARTICLE IX MISCELLANEOUS
SECTION 9.01. Amendments, Etc.
SECTION 9.02. Notices, Etc.
SECTION 9.03. No Waiver; Remedies
SECTION 9.04. Costs and Expenses
SECTION 9.05. Right of Set-off
SECTION 9.06. Binding Effect
SECTION 9.07. Assignments and Participations
SECTION 9.08. Confidentiality
SECTION 9.09. Designated Subsidiaries
SECTION 9.10. Governing Law
SECTION 9.11. Execution in Counterparts
SECTION 9.12. Judgment
SECTION 9.13. Jurisdiction, Etc.

Exhibit 10.01

SECTION 9.14. No Liability of the Issuing Banks
SECTION 9.15. Substitution of Currency
SECTION 9.16. Power of Attorney
SECTION 9.17. Patriot Act
SECTION 9.18. No Fiduciary Duties
SECTION 9.19. Waiver of Jury Trial
SECTION 9.2. Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Schedules
Schedule I    -         Commitments
Schedule 2.01(b)    -    Existing Letters of Credit
Schedule 4.01(d)     -    Disclosed Litigation
Schedule 4.01(i)    -    Tax Sharing Agreements
Schedule 4.01(m)    -    Environmental Matters
Schedule 5.01(d)-    -    Tax Filings with Any Person Other than the Company and its Subsidiaries
Schedule 5.02(a)    -    Leases

Exhibits
Exhibit A     -    Form of Revolving Credit Note
Exhibit B     -    Form of Notice of Revolving Credit Borrowing
Exhibit C     -    Form of Assignment and Assumption
Exhibit D     -    Form of Opinion of Counsel for the Borrower
Exhibit E     -    Form of Compliance Certificate
Exhibit F     -    Form of Designation Agreement

Exhibit 10.01

AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT
Dated as of October 25, 2018
EASTMAN CHEMICAL COMPANY, a Delaware corporation (the “Company”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and initial issuing banks (the “Initial Issuing Banks”) identified on Schedule I hereto and CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:
PRELIMINARY STATEMENT. The Company, the lenders party thereto and Citibank, as administrative agent, are parties to a Second Amended and Restated Five Year Credit Agreement dated as of October 9, 2014 (as amended, supplemented or modified prior to the date hereof, the “Existing Credit Agreement”). Subject to the satisfaction of the conditions set forth in Section 3.01 hereof, the parties hereto agree to amend and restate the Existing Credit Agreement as herein set forth.
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMSARTICLE I DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01. Certain Defined Terms As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Acquisition” means, as to any Person, the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of all of the equity interests of another Person or all or substantially all of the property, assets or business of another Person or of the assets constituting a business unit, line of business or division of another Person.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Advance” means a Revolving Credit Advance.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at Citibank at its office at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Account No. XXXXXXXX, Attention: Bank Loan Syndications, (b) in the case of Advances denominated in any Committed Currency, the account of the Agent designated in writing from time to time by the Agent to the Company and the Lenders for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.

Exhibit 10.01

“Agreement” means this Amended and Restated Five-Year Credit Agreement dated as of October 25, 2018.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Loan Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Lending Office” means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.
“Applicable Margin” means as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody's	Applicable Margin for Base Rate Advances	Applicable Margin for Eurocurrency Rate Advances
Level 1 A- or A3 or above	0.000%	1.000%
Level 2 BBB+ or Baa1	0.125%	1.125%
Level 3 BBB or Baa2	0.250%	1.250%
Level 4 BBB- or Baa3	0.500%	1.500%
Level 5 Lower than Level 4	0.750%	1.750%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Exhibit 10.01

Public Debt Rating S&P/Moody's	Applicable Percentage
Level 1 A- or A3 or above	0.090%
Level 2 BBB+ or Baa1	0.110%
Level 3 BBB or Baa2	0.125%
Level 4 BBB- or Baa3	0.175%
Level 5 Lower than Level 4	0.250%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means Citibank, JPMorgan Chase Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Agent, in substantially the form of Exhibit C or any other form approved by the Agent.
“Assuming Lender” has the meaning specified in Section 2.19(d).
“Assumption Agreement” has the meaning specified in Section 2.19(d)(ii).
“Authorized Officer” means the Chief Executive Officer, Chief Financial Officer, the Chief Legal Officer, the Secretary, the Chief Accounting Officer, the Treasurer and such other persons designated by the Company in writing to the Agent by the Treasurer of the Company and acceptable to the Agent.
“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).
“Bail-In Action” has the meaning specified in Section 9.20.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, and any successor statute or statutes.
“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

Exhibit 10.01

(a)    the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;
(b)    ½ of one percent per annum above the Federal Funds Rate;
(c)    the rate calculated by the Intercontinental Exchange Benchmark Administration Ltd (ICE) (or the successor thereto if the ICE Benchmark Administration is no longer making such a rate available) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day or, if no such rate is published on such day, the next preceding day on which a rate is published) applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00%; provided that, if One Month LIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and
(d)    0%.
“Base Rate Advance” means a Revolving Credit Advance denominated in Dollars that bears interest as provided in Section 2.08(a)(i).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrowers” means, collectively, the Company and the Subsidiaries of the Company designated as the Designated Subsidiaries from time to time.
“Borrowing” means a Revolving Credit Borrowing.
“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance (or, in the case of an Advance denominated in Euros, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open).
“Capitalized Lease” means any lease of property, real, personal or mixed, the obligations under which are recorded on the consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP as capital leases or, after giving effect to FASB ASC Topic 842, as finance leases.
“Capitalized Lease Obligations” means all obligations of the Company and its Subsidiaries under or in respect of Capitalized Leases.
“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance satisfactory to the Agent and each Issuing Bank (and “Cash Collateralization” has a corresponding meaning).

Exhibit 10.01

“Change in Control” means a change in control of the Company of a nature that would be required to be reported (assuming such event has not been previously reported) in response to Item 1(a) of the Current Report on Form 8-K, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, a Change in Control shall be deemed to have occurred at such time as (i) any “person” within the meaning of Section 14(d) of the Exchange Act, other than the Company, a Subsidiary of the Company, or any employee benefit plan(s) sponsored by the Company or any Subsidiary of the Company, is or has become the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 30% or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors, or (ii) individuals who constituted the Board of Directors of the Company on the Effective Date (the “Incumbent Board”) have ceased for any reason to constitute at least a majority thereof; provided further that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this definition, considered as though such person were a member of the Incumbent Board.
“Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.
“Commitment Date” has the meaning specified in Section 2.19(b).
“Commitment Increase” has the meaning specified in Section 2.19(a).
“Committed Currencies” means lawful currency of the United Kingdom of Great Britain and Northern Ireland and Euros.
“Communications” has the meaning specified in Section 9.02(d)(ii).
“Confidential Information” has the meaning specified in Section 9.08.
“Consenting Lender” has the meaning specified in Section 2.20(b).
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Consolidated EBT” means, for any period, the total revenues of the Company and its Subsidiaries for such period, after deducting therefrom the cost of goods sold and all operating expenses for such period, including research and development and sales, general and administrative costs and interest expense for such period, all determined in accordance with GAAP on a consolidated basis, excluding any non-cash mark-to-market adjustment (positive or negative) for pension or other post-retirement gains or expenses for such period.
“Consolidated EBITDA” means, for any period, the Consolidated EBT of the Company and its Subsidiaries for such period, plus (a) the following to the extent deducted in calculating such Consolidated EBT, but without duplication: (i) amounts deducted in arriving at such Consolidated EBT in respect of non-cash nonrecurring charges, (ii) depreciation and amortization allowances, (iii) Consolidated Interest Expense for such period, (iv) other expenses or losses, including purchase accounting entries such as inventory adjustment to fair value, reducing such Consolidated EBT which do not represent a cash item in such period or any future period, and (v) fees and expenses incurred in connection with any proposed or actual acquisitions, investments, asset sales or

Exhibit 10.01

divestitures in each case that are expensed, plus (b) reimbursement for losses incurred with respect to liability or casualty events or business interruption to the extent, without duplication (i) reimbursed to the Company or any of its Subsidiaries by third party insurance companies during such period or (ii) projected to be received no more than 12 months after the specified event or business interruption as reasonably projected and factually supported by the Company in good faith and to the extent not exceeding $250,000,000 for any period of 12 months (calculated on a pro forma basis as though such amounts had been received on the first day of such period) and minus (c) (i) amounts added in arriving at such Consolidated EBT in respect of cash nonrecurring charges paid during such period and (ii) other gains or additions, including purchase accounting entries such as inventory adjustment to fair value, increasing such Consolidated EBT which do not represent a cash item in such period or any future period. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Company or any Subsidiary shall have made an Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Acquisition occurred on the first day of such period.
“Consolidated Interest Expense” means, for any period, all interest charges (including amortization of debt discount and expense and the imputed interest component of Capitalized Lease Obligations properly chargeable to income during such period) for the Company and its Subsidiaries, on a consolidated basis, all determined in accordance with GAAP.
“Consolidated Net Tangible Assets” means, at any particular time, Consolidated Tangible Assets at such time after deducting therefrom all current liabilities, except for (i) notes and loans payable, (ii) current maturities of the principal component of Capitalized Lease Obligations, all as set forth on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries and computed in accordance with GAAP.
“Consolidated Tangible Assets” means, at any particular time, the aggregate amount of all assets (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses (to the extent included in said aggregate amount of assets) and other like intangibles, as set forth on the most recent consolidated balance sheet of the Company and its Consolidated Subsidiaries and computed in accordance with GAAP.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.09 or 2.10.
“Debt” of any Person means (a) the sum of, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business of such Person), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all Debt of others referred to in clauses (i) through (iv) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt minus (b) the sum of, (i) cash and cash equivalents that are escrowed for the purpose

Exhibit 10.01

of repayment of Debt, all of the foregoing determined in accordance with GAAP, and (ii) indebtedness, if any, arising in connection with receivables securitization and factoring programs in an aggregate principal amount not to exceed $500,000,000 at the time outstanding (for purposes of this clause, the “principal amount” of a receivables securitization program shall mean the Invested Amounts).
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Defaulting Lender” means at any time, subject to Section 2.21(d), (i) any Lender that has failed for three or more Business Days to comply with its obligations under this Agreement to make an Advance, make a payment to an Issuing Bank in respect of drawing under a Letter of Credit or make any other payment due hereunder (each, a “funding obligation”), unless such Lender has notified the Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Agent, the Company or an Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally unless such Lender has notified the Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (iv) any Lender that has, for three or more Business Days after written request of the Agent or the Company, failed to confirm in writing to the Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s and the Company’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided that a Lender Insolvency Event shall not be deemed to occur with respect to a Lender or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Parent Company by a governmental authority or instrumentality thereof where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.21(d)) upon notification of such determination by the Agent to the Company, the Issuing Banks and the Lenders.
“Designated Subsidiary” means any direct or indirect wholly-owned Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 9.09.

Exhibit 10.01

“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit F hereto signed by such Designated Subsidiary and the Company.
“Disclosed Litigation” has the meaning specified in Section 3.01(b).
“Dollars” and the “$” sign each means lawful currency of the United States of America.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.
“Domestic Subsidiary” means any Subsidiary of the Company incorporated under the laws of the United States of America, any state thereof or the District of Columbia.
“Effective Date” has the meaning specified in Section 3.01.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).
“Environmental Affiliate” means, with respect to any Person, any other Person whose liability for any Environmental Claim such Person has retained, assumed or otherwise become liable for (contingently or otherwise), either contractually or by operation of law.
“Environmental Approvals” means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.
“Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar written communication by any other Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by such Person or (b) circumstances forming the basis of any violation, or alleged violation of any Environmental Law.
“Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of hazardous or toxic materials, or otherwise relating to the manufacture, processing, distribution, use treatment, storage, disposal, transport or handling of hazardous or toxic materials.
“Equivalent” in Dollars of any Committed Currency on any date, means the quoted spot rate at which the Agent’s principal office in London offers to exchange Dollars for such Committed Currency in London prior to 11:00 A.M. (London time) on such date and (ii) in any Committed Currency of Dollars on any date, means the quoted spot rate at which the Agent’s principal office in London offers to exchange such Committed Currency for Dollars in London prior to 11:00 A.M. (London time) on such date.

Exhibit 10.01

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Controlled Group” means a group consisting of any ERISA Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person that, together with such Person, are treated as a single employer under regulations of the PBGC.
“ERISA Person” has the meaning set forth in Section 3(9) of ERISA for the term “person.”
“ERISA Plan” means (a) any Plan that (i) is not a Multiemployer Plan and (ii) has Unfunded Benefit Liabilities in excess of $1,000,000 and (b) any Plan that is a Multiemployer Plan.
“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.
“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum determined by reference to the rate calculated by the Intercontinental Exchange Benchmark Administration Ltd (ICE) (or the successor thereto if the ICE Benchmark Administration is no longer making such a rate available) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) as the London interbank offered rate (“LIBOR”) for deposits in Dollars or the applicable Committed Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period; provided that, if the Eurocurrency Rate would be less than zero based on the foregoing calculation, such rate shall be deemed to be zero for purposes of this Agreement.
“Eurocurrency Rate Advance” means a Revolving Credit Advance denominated in Dollars or a Committed Currency that bears interest as provided in Section 2.08(a)(ii).
“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City

Exhibit 10.01

with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.
“Events of Default” has the meaning specified in Section 6.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Credit Agreement” has the meaning specified in the preliminary statement to this Agreement.
“Extension Date” has the meaning specified in Section 2.20(a).
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.
“Fronting Exposure” means, at any time there is a Defaulting Lender and with respect to any Issuing Bank, such Defaulting Lender’s Ratable Share of the L/C Obligations with respect to Letters of Credit issued by such Issuing Bank, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.
“GAAP” means generally accepted accounting principles in the United States specifically as applied in the preparation of the financial statements referred to in Section 4.01(e).
“Increase Date” has the meaning specified in Section 2.19(a).
“Increasing Lender” has the meaning specified in Section 2.19(b).
“Indebtedness” of any Person means, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase

Exhibit 10.01

price (or a portion thereof) of property or services (other than trade payables incurred in the ordinary course of business of such Person), (b) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (c) the principal component of all Capitalized Lease Obligations of such Person, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (e) all indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed, (f) payment obligations under any interest rate protection agreements (including without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements, (g) payment obligations under any facility for the sale or financing of receivables and (h) any indebtedness of any other Person of the character referred to in clauses (a) through (g) with respect to which such Person has become liable by way of any guarantee, similar contingent obligation or other arrangement which has the effect of assuring payment.
“Information Memorandum” means the information memorandum dated October 3, 2018 used by the Agent in connection with the syndication of the Commitments.
“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (iii) of this definition, twelve months, as such Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(i)    such Borrower may not select any Interest Period that ends after the Termination Date;
(ii)    Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration;
(iii)    in the case of any such Revolving Credit Borrowing, such Borrower shall not be entitled to select an Interest Period having duration of twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Revolving Credit Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Revolving Credit Borrowing shall be one, two, three or six months, as specified by such Borrower in the applicable Notice of Revolving Credit Borrowing as the desired alternative to an Interest Period of twelve months;
(iv)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur

Exhibit 10.01

on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(v)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Invested Amounts” means the amounts invested by investors that are not Affiliates of the Company in connection with any receivables securitization program and paid to the Company or its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.
“Issuing Bank” means an Initial Issuing Bank, any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 or any other Lender that agrees to become an Issuing Bank, so long as such Eligible Assignee or other Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Letter of Credit Commitment and Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank, Eligible Assignee or other Lender, as the case may be, shall have a Letter of Credit Commitment.
“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent for the benefit of the Issuing Banks, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.
“L/C Obligations” means, as of any date, the aggregate Available Amount of outstanding Letters of Credit and Revolving Credit Advances made by an Issuing Bank in accordance with Section 2.04 that have not been funded by the Lenders and, in the case of any Letters of Credit denominated in Committed Currencies, shall be the Equivalent in Dollars of such amount, determined as of the third Business Day prior to such date.
“L/C Related Documents” has the meaning specified in Section 2.07(b)(i).
“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding or a Bail-In Action, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

Exhibit 10.01

“Lenders” means the Initial Lenders, each Issuing Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.19 or 2.20 and each Person that shall become a party hereto pursuant to Section 9.07.
“Letter of Credit” has the meaning specified in Section 2.01(b).
“Letter of Credit Agreement” has the meaning specified in Section 2.04(a).
“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit to any Borrower in (a) the Dollar amount set forth opposite the Issuing Bank's name on Schedule I hereto under the caption “Letter of Credit Commitment”, (b) if such Issuing Bank has become an Issuing Bank hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement, or (c) if such Issuing Bank has entered into one or more Assignment and Assumptions, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(c) as such Issuing Bank's “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.06.
“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks' Letter of Credit Commitments at such time, (b) $250,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.06.
“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preferential payment arrangement, priority or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement of similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction, domestic or foreign.
“Margin Stock” has the meaning provided such term in Regulation U.
“Material Adverse Effect” means a material adverse effect upon (a) the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to perform, or of the Agent or any of the Lenders to enforce, any of the Obligations.
“Material Subsidiary” means each Subsidiary of the Company which meets any of the following conditions: (a) the Company and its other Subsidiaries, investments in and advances to such Subsidiary exceed 10% of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year, (b) the Company's and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Subsidiary exceeds 10% of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year, or (c) the Company's and its other Subsidiaries' equity in the income from the continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles (excluding non-recurring items and special charges) of such Subsidiary exceeds 10% of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year.

Exhibit 10.01

“Materials of Environmental Concern” means all chemicals, pollutants, contaminants, wastes and otherwise hazardous or toxic substances, petroleum and petroleum products regulated by applicable Environmental Laws.
“Multiemployer Plan” means a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
“Moody's” means Moody's Investors Service Inc.
“Non-Consenting Lender” has the meaning specified in Section 2.20(b).
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.
“Note” means a Revolving Credit Note.
“Notice of Issuance” has the meaning specified in Section 2.04(a).
“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).
“Obligations” means all amounts owing to the Agent or any Lender (whether a contingent obligation or otherwise) pursuant to the terms of this Agreement or any Note.
“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or if such Lender does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” has the meaning assigned to such term in clause (d) of Section 9.07.
“Participant Register” has the meaning assigned to such term in clause (d) of Section 9.07.
“Payment Office” means, for any Committed Currency, such office of Citibank as shall be from time to time selected by the Agent and notified by the Agent to the Company and the Lenders.
“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means any employee benefit plan, covered by Title IV of ERISA, the funding requirements of which: (a) were the responsibility of the Company or a member of its ERISA Controlled Group at any time within the five years immediately preceding the date hereof, (b) are currently the responsibility of the Company or a member of its ERISA Controlled Group, or (c) hereafter become the responsibility of the Company or a member of its ERISA Controlled Group, including any such plans as may have been, or may hereafter be, terminated for whatever reason.

Exhibit 10.01

“Potential Defaulting Lender” means, at any time, a Lender (i) as to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, (ii) as to which the Agent or any Issuing Bank has in good faith determined and notified the Company and (in the case of an Issuing Bank) the Agent that such Lender or its Parent Company or a Subsidiary thereof has notified the Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement unless such Lender has notified the Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing) or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that is made that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Agent or, in the case of clause (ii), an Issuing Bank, in its sole discretion acting in good faith. The Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.
“Principal Property” means any manufacturing plant or manufacturing facility (in each case taken as a whole) which is (a) owned by the Company or any Principal Subsidiary, (b) located within the continental United States, and (c) in the opinion of the Board of Directors of the Company, material to the total business conducted by the Company and the Principal Subsidiaries taken as a whole.
“Principal Subsidiary” means any Subsidiary of the Company (a) substantially all the property of which is located within the continental United States and (b) which owns any Principal Property; provided that the term “Principal Subsidiary” shall not include any such Subsidiary which is principally engaged in leasing or in financing receivables, or which is principally engaged in financing the Company's operations outside the continental United States of America.
“Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company. For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody's shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody's shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating; (d) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.
“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.06 or 6.01, such Lender's Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall

Exhibit 10.01

have been terminated pursuant to Section 2.06 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).
“Register” has the meaning specified in Section 9.07(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Reportable Event” has the meaning set forth in Section 4043(b) of ERISA (other than a Reportable Events as to which the provision of 30 days' notice to the PBGC is waived under applicable regulations), or is the occurrence of any of the events described in Section 4062(e) or 4063(a) of ERISA.
“Required Lenders” means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Revolving Credit Commitments; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Revolving Credit Commitments of such Lender at such time.
“Responsible Officer” means the Chief Financial Officer, the Chief Accounting Officer, the Treasurer or any Assistant Treasurer of the Company.
“Restricted Subsidiary” means, for purposes of Section 5.02(d) hereof, a wholly-owned Subsidiary of the Company substantially all of the assets of which are located in the United States (excluding territories or possessions) and which owns a Principal Property; provided however, that the term Restricted Subsidiary shall not include any Subsidiary that is principally engaged in (a) the business of financing; (b) the business of owning, buying, selling, leasing, dealing in or developing real property; or (c) the business of exporting goods or merchandise from or importing goods or merchandise into the United States.
“Revolving Credit Advance” means an advance by a Lender to any Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.
“Revolving Credit Borrowing Minimum” means, in respect of Revolving Credit Advances denominated in Dollars, $5,000,000, in respect of Revolving Credit Advances denominated in Sterling, £5,000,000 and, in respect of Revolving Credit Advances denominated in Euros, €5,000,000.
“Revolving Credit Borrowing Multiple” means, in respect of Revolving Credit Advances denominated in Dollars, $1,000,000 in respect of Revolving Credit Advances denominated in Sterling, £1,000,000 and, in respect of Revolving Credit Advances denominated in Euros, €1,000,000.

Exhibit 10.01

“Revolving Credit Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender's name on Schedule I hereto as such Lender's “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (c) if such Lender has entered into any Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.06 or increased pursuant to Section 2.19.
“Revolving Credit Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender to such Borrower.
“S&P” means S&P Global Ratings.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any EU Member State or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is or whose government is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.
“SPC” has the meaning specified in Section 9.07(f) hereto.
“Subsidiary” means, with respect to any Person, any corporation or other entity in which such Person has ownership or control sufficient under GAAP to require such corporation or entity to be consolidated with such Person for financial reporting purposes.
“Termination Date” means the earlier of (a) October 25, 2023, subject to the extension thereof pursuant to Section 2.20 and (b) the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.20 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.
“Termination Event” means (a) a Reportable Event, or (b) the initiation of any action by the Company, any member of the Company's ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan or the treatment of an amendment to an ERISA Plan as a termination under ERISA, or (c) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA plan, except, in any such case, where the result thereof could not reasonably be expected to have a Material Adverse Effect.

Exhibit 10.01

“Type” means, as to any Revolving Credit Advance, its nature as a Base Rate Advance or a Eurocurrency Rate Advance.
“Unfunded Benefit Liabilities” means with respect to any Plan at any time, the amount (if any) by which (a) the present value of all benefit liabilities under such Plan as defined in Section 4001(a)(16), of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (on the basis of the interest rate and other assumptions used to determine the current liabilities of the Plan as required under Code Section 430.
“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit to any Borrower in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.
“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender's Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender's Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Revolving Credit Advances made by each Issuing Bank pursuant to Section 2.04(c) that have not been ratably funded by such Lender and outstanding at such time.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein.
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDITARTICLE II AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
SECTION 2.01. The Revolving Credit Advances and Letters of Credit. (a) The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount (based in respect of any Revolving Credit Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined

Exhibit 10.01

on the date of delivery of the applicable Notice of Revolving Credit Borrowing) not to exceed such Lender's Unused Commitment. Each Revolving Credit Borrowing shall be in an amount not less than the Revolving Credit Borrowing Minimum or the Revolving Credit Borrowing Multiple in excess thereof and shall consist of Revolving Credit Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender's Revolving Credit Commitment, any Borrower may borrow under this Section 2.01(a), prepay pursuant to Section 2.11 and reborrow under this Section 2.01(a).
(b)    Letters of Credit. Each Issuing Bank agrees, on the terms and conditions set forth in any Letter of Credit Agreement and hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue stand-by letters of credit (each, a “Letter of Credit”) denominated in Dollars or any Committed Currency for the account of any Borrower from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date in an aggregate Available Amount (based in respect of any Letter of Credit to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Issuance) (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank's Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time. No Issuing Bank shall be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Bank to exceed any limits imposed by, any applicable law. No Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) later than 10 Business Days before the earliest Termination Date for which the aggregate Commitments of the Lenders (after giving effect to any extensions of the Termination Date pursuant to Section 2.20) are not equal to or greater than the aggregate Available Amount of all Letters of Credit. Within the limits referred to above, any Borrower may request the issuance of Letters of Credit under this Section 2.01(b), repay any Revolving Credit Advances resulting from drawings thereunder pursuant to Section 2.04(c) and request the issuance of additional Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.04, be deemed to be an Issuing Bank for each such letter of credit, provided that any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement. The terms “issue”, “issued”, “issuance” and all similar terms, when applied to a Letter of Credit, shall include any renewal, extension or amendment thereof.
SECTION 2.02. Making the Revolving Credit Advances Making the Revolving Credit Advances. (a) Except as otherwise provided in Section 2.04(c), each Revolving Credit Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (y) 11:00 A.M. (New York City time) on the fourth Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in a Committed Currency or (z) 1:00 P.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by any Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be made in writing or by electronic mail, or telecopier in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such

Exhibit 10.01

Revolving Credit Advance. Each Lender shall, before (x) 3:00 P.M. (New York City time), in the case of Borrowings denominated in Dollars, and (y) before 9:00 A.M. New York City time), in the case of Borrowings denominated in Committed Currencies, on the date of such Revolving Credit Borrowing, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower requesting the Revolving Credit Borrowing at the Agent’s address referred to in Section 9.02 or at the applicable Payment Office, as the case may be.
(b)    Anything in subsection (a) above to the contrary notwithstanding, (i) no Borrower may select Eurocurrency Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than the Revolving Credit Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.09 or 2.13 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than six separate Revolving Credit Borrowings.
(c)    Each Notice of Revolving Credit Borrowing of any Borrower shall be irrevocable and binding on such Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower requesting such Revolving Credit Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.
(d)    Unless the Agent shall have received notice from a Lender prior to the time of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower requesting such Revolving Credit Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to the Revolving Credit Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.
(e)    The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

Exhibit 10.01

(f)    Each Lender at its option may make any Advances by causing any domestic or foreign branch or Affiliate of such Lender to make such Advances; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Advances in accordance with the terms of this Agreement.
SECTION 2.03. [Reserved].
SECTION 2.04. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof by telecopier or cable. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telecopier or cable or, if agreed to by the applicable Issuing Bank, by e-mail, confirmed immediately in writing, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount and currency of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than one year after the date of issuance thereof; provided that any Letter of Credit which provides for automatic one-year extension(s) of such expiration date shall be deemed to comply with the foregoing requirement if the Issuing Bank has the unconditional right to prevent any such automatic extension which extends beyond the Termination Date from taking place and each Issuing Bank hereby agrees to exercise such right to prevent any such automatic extension for each Letter of Credit outstanding after the Termination Date), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to the applicable Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the applicable Borrower at its office referred to in Section 9.02 or as otherwise agreed with such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall directly conflict with this Agreement, the provisions of this Agreement shall govern, it being the intention of the parties that any Letter of Credit Agreement shall supplement this Agreement.
(b)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Ratable Share of the Available Amount of such Letter of Credit. Each Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender's Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the applicable Borrower on the date made, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender's Ratable Share of the Available Amount of such Letter of Credit at each time such Lender's Revolving Credit Commitment is amended pursuant to the

Exhibit 10.01

operation of Section 2.19 or 2.20, an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement.
(c)    Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Credit Advance, which shall, in the case of a Dollar denominated Letter of Credit be a Base Rate Advance in the amount of such draft or, in the case of a Letter of Credit denominated in a Committed Currency, shall be a Base Rate Advance in the Dollar Equivalent of the amount of such draft. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the applicable Borrower and the Agent. Upon written demand by the Agent, each Lender shall pay to the Agent such Lender's Ratable Share of such outstanding Revolving Credit Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Revolving Credit Advance to be funded by such Lender. Each Lender acknowledges and agrees that its obligation to make Revolving Credit Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Revolving Credit Advance on (i) the Business Day on which demand therefor is made, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Revolving Credit Advance available to the Agent, such Lender agrees to pay to the Agent for the account of the applicable Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Agent until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. Promptly after receipt thereof the Agent shall transfer such funds to the applicable Issuing Bank. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.
(d)    Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.
(e)    Failure to Make Advances. The failure of any Lender to make the Revolving Credit Advance to be made by it on the date specified in Section 2.04(c) shall not relieve any other Lender of its obligation hereunder to make its Revolving Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on such date.
SECTION 2.05. Fees. (a) Commitment Fee. The Company agrees to pay to the Agent for the account of each Lender a commitment fee on the amount equal to such Lender's Revolving Credit Commitment minus the sum of (i) the aggregate principal amount of all Revolving Credit Advances made

Exhibit 10.01

by such Lender and (ii) such Lender’s Ratable Share of all outstanding Letters of Credit (based in respect of any Revolving Credit Advances and Letters of Credit denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the Business Day prior to the calculation of such fee), from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each of March, June, September and December, commencing December 31, 2018, and on the Termination Date applicable to such Lender, provided that no Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Letter of Credit Fees. (i) Each Borrower shall pay to the Agent for the account of each Lender a commission on such Lender's Ratable Share of the average daily aggregate Available Amount of all Letters of Credit (based in respect of any Letters of Credit denominated in a Committed Currency by reference to the Equivalent thereof in Dollars the Business Day prior to the calculation of such fee) issued for the account of such Borrower and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended December 31, 2018, and on the final Termination Date applicable to each Lender; provided that the Applicable Margin shall be 2% above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default if such Borrower is required to pay default interest pursuant to Section 2.08(b); provided, further, that (i) to the extent that all or a portion of the Fronting Exposure in respect of any Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.21(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Credit Commitments, and (ii) to the extent that all or any portion of such Fronting Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the respective Issuing Banks ratably according to the outstanding Letters of Credit issued by each Issuing Bank.
(ii)    Each Borrower shall pay to each Issuing Bank, for its own account, a fronting fee of 0.125% per annum of the Available Amount of each Letter of Credit issued by it payable in arrears quarterly on the last day of each March, June, September and December, and such transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as such Borrower and such Issuing Bank shall agree in any applicable Letter of Credit Agreement or otherwise.
(c)    Agent's Fees. The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.
SECTION 2.06. Optional Termination or Reduction of the Commitments. The Company shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the Unused Commitments or the Unissued Letter of Credit Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.
SECTION 2.07. Repayment of Revolving Credit Advances. (a) Each Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances made to it and then outstanding.

Exhibit 10.01

(b)    The obligations of the Borrowers under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by any Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by such Borrower thereof):
(i)    any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);
(ii)    any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of a Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
(iii)    the existence of any claim, set-off, defense or other right that a Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, any Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;
(iv)    any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v)    payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;
(vi)    any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of a Borrower in respect of the L/C Related Documents; or
(vii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, a Borrower or a guarantor.
SECTION 2.08. Interest on Revolving Credit Advances. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance made to it and owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:
(i)    Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(ii)    Eurocurrency Rate Advances. During such periods as such Revolving Credit Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest

Exhibit 10.01

Period for such Revolving Credit Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.
(b)    Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Agent may, and upon the request of the Required Lenders shall, require the Borrowers to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Revolving Credit Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following the acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable whether or not previously required by the Agent.
SECTION 2.09. Interest Rate Determination. (a) The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a)(i) or (ii).
(b)    If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (New York time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Revolving Credit Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Company and the Lenders, whereupon (A) the Borrower of such Eurocurrency Rate Advances will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in any Committed Currency, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.
(c)    If any Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

Exhibit 10.01

(d)    On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Revolving Credit Borrowing Minimum, such Advances shall automatically (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.
(e)    Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated in Dollars, be Converted into Base Rate Advances and (B) if such Eurocurrency Rate Advances are denominated in any Committed Currency, be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.
(f)    If the rates calculated by the Intercontinental Exchange Benchmark Administration Ltd (ICE) (or the successor thereto if the ICE Benchmark Administration is no longer making such a rate available) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) of the Intercontinental Exchange Benchmark Administration Ltd (ICE) (or on any successor or substitute page of such service) are unavailable:
(i)    the Agent shall forthwith notify the applicable Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,
(ii)    with respect to each Eurocurrency Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be prepaid by the applicable Borrower or be automatically exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and
(iii)    the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Revolving Credit Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.
(g)    Notwithstanding anything to the contrary in this Agreement, if the Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Agent (with a copy to the Company) that the Required Lenders have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because LIBOR is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    the supervisor for the administrator of LIBOR or a governmental authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”),

Exhibit 10.01

then, after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Company may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of LIBOR (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and, notwithstanding anything to the contrary in Section 9.01, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent notice that such Required Lenders do not accept such amendment.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist, the obligation of the Lenders to make or maintain LIBOR Advances shall be suspended, (to the extent of the affected LIBOR Advances or Interest Periods). Upon receipt of such notice, any Borrower may revoke any pending request for a LIBOR Borrowing of, conversion to or continuation of LIBOR Advances (to the extent of the affected LIBOR Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances in the amount specified therein.
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines in consultation with the Company).
SECTION 2.10. Optional Conversion of Revolving Credit Advances. The Borrower of any Revolving Credit Advance may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all Revolving Credit Advances denominated in Dollars of one Type comprising the same Borrowing made to such Borrower into Revolving Credit Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.
SECTION 2.11. Prepayments of Revolving Credit Advances. (a) Optional. Each Borrower may, upon notice at least two Business Days' prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the

Exhibit 10.01

case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing made to such Borrower in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Revolving Credit Advances shall be in an aggregate principal amount of not less than the Revolving Credit Borrowing Minimum or a Revolving Credit Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Eurocurrency Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).
(b)    Mandatory. (i) If, on any date, the Agent notifies the Company that, on any interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars plus the aggregate Available Amount of all Letters of Credit denominated in Dollars then outstanding plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Committed Currencies plus the aggregate Available Amount of all Letters of Credit denominated in Committed Currencies then outstanding exceeds 103% of the aggregate Commitments of the Lenders on such date, the Borrowers shall, as soon as practicable and in any event within two Business Days after receipt of such notice, subject to the proviso to this sentence set forth below, prepay the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid; provided that if the Company has Cash Collateralized Letters of Credit in accordance with Section 2.21(a), the Available Amount of the outstanding Letters of Credit shall be deemed to have been reduced by the amount of such cash collateral. The Agent shall perform the calculations to determine whether a prepayment is required under this Section 2.11(b) upon the request of any Lender, and shall give prompt notice of any prepayment required under this Section 2.11(b)(i) to the Company and the Lenders, and shall provide prompt notice to the Company of any such notice of required prepayment received by it from any Lender.
(ii)    Each prepayment made pursuant to this Section 2.11(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrowers shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.11(b) to the Company and the Lenders.
SECTION 2.12. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, continuing, converting to or maintaining Eurocurrency Rate Advances or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost,

Exhibit 10.01

submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
(b)    If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
(c)    For the avoidance of doubt, for the purposes of this Section 2.12, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority ) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.
SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or any Committed Currency or to fund or maintain Eurocurrency Rate Advances in Dollars or any Committed Currency hereunder, (a) each Eurocurrency Rate Advance will automatically, upon such demand (i) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (ii) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Revolving Credit Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.
SECTION 2.14. Payments and Computations. (a) Each Borrower shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency), irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds. Each Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (at the Payment Office for such Committed Currency) on the day when due in such Committed Currency to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed

Exhibit 10.01

like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04(c), 2.05(b)(ii), 2.05(c), 2.12, 2.15 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.19 or an extension of the Termination Date pursuant to Section 2.20, and upon the Agent's receipt of such Lender's Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    All computations of interest based on the Base Rate (other than as calculated by reference to clauses (b) or (c) of the definition of Base Rate) shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days (or, in each case of Advances denominated in Committed Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)    Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)    Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies.
SECTION 2.15. Taxes. (a) Any and all payments by each Borrower hereunder or under the Notes shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Agent, taxes imposed on its overall net

Exhibit 10.01

income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof and (ii) any United States withholding tax imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(b)    In addition, the Company shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).
(c)    Each Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.15) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.
(d)    Within 30 days after the date of any payment of Taxes, each Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes by or on behalf of such Borrower through an account or branch outside the United States or by or on behalf of such Borrower by a payor that is not a United States person, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
(e)    (i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Company with two original Internal Revenue Service forms W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as appropriate, or any successor or other form prescribed by the Internal Revenue Service (and such additional documentation required thereby), certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies,

Exhibit 10.01

whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Assumption pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information.
(ii)    If a payment made to a Lender would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company, at the time or times prescribed by law and at such time or times reasonably requested in writing by the Company, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Company as may be necessary for the Borrowers to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, each Borrower and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) this Agreement and any borrowings outstanding as of the Effective Date under the Existing Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
Solely for purposes of this Section 2.15(e)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)    For any period with respect to which a Lender has failed to provide the Company with the appropriate form described in Section 2.15(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.15(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.
(g)    Any Lender claiming any additional amounts payable pursuant to this Section 2.15 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurocurrency Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
SECTION 2.16. Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its

Exhibit 10.01

Revolving Credit Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Revolving Credit Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Credit Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Advances and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Advances or participations in L/C Obligations to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim, subject to Section 9.05, with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation..
SECTION 2.17. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Revolving Credit Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Revolving Credit Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.
(b)    The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from such Borrower hereunder and each Lender's share thereof.
(c)    Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each

Exhibit 10.01

Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.
SECTION 2.18. Use of Proceeds. The proceeds of the Advances and the Letters of Credit issued hereunder shall be available (and each Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Company and its Subsidiaries, including without limitation acquisitions. The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not directly or indirectly use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, in each case except to the extent permissible for a Person in compliance with Sanctions or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 2.19. Increase in the Aggregate Commitments. (a) The Company may, at any time but in any event not more than once in any calendar year prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Commitment be increased by an amount of $50,000,000 or an integral multiple of $50,000,000 in excess thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $1,750,000,000 and (ii) on the date of any request by the Company for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Article III shall be satisfied.
(b)    The Agent shall promptly notify the Lenders of a request by the Company for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders notify the Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts ratably.
(c)    Promptly following each Commitment Date, the Agent shall notify the Company as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Company may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in a minimum amount of $10,000,000.
(d)    On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(b) (each such Eligible Assignee, an

Exhibit 10.01

“Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.19(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:
(i)    (A) certified copies of resolutions of the Board of Directors of the Company or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Company (which may be in-house counsel), in substantially the form of Exhibit D hereto;
(ii)    an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Company and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Company; and
(iii)    confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Company and the Agent.
On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.19(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Company, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, purchase that portion of outstanding Revolving Credit Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Credit Advances and funded and held on a pro rata basis by the Lenders in accordance with their Ratable Shares).
SECTION 2.20. Extension of Termination Date. (a) At least 45 days but not more than 60 days prior to any anniversary of the Effective Date (such anniversary being an “Extension Date”), the Company, by written notice to the Agent (but not more than twice), may request an extension of the Termination Date in effect at such time by one year from its then scheduled expiration. The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 20 days prior to the Extension Date, notify the Company and the Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Agent and the Company in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to the Extension Date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Agent shall notify the Company not later than 15 days prior to the Extension Date of the decision of the Lenders regarding the Company's request for an extension of the Termination Date.
(b)    If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.20, the Termination Date in effect at such time shall, effective as at the Extension Date, be extended for one year; provided that on each Extension Date the applicable conditions set forth in Article III shall be satisfied. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.20, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.20, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.20 and the Commitment of such Lender is not assumed in accordance

Exhibit 10.01

with subsection (c) of this Section 2.20 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Company, such Lender or any other Person; provided that such Non-Consenting Lender's rights under Sections 2.12, 2.15 and 9.04, and its obligations under Section 8.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date and provided, further, that to the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.20 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.20 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender, and such Non-Consenting Lender's obligations to participate in Letters of Credit, shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Company, It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for any requested extension of the Termination Date.
(c)    If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.20, the Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Agent not later than 10 days prior to the Extension Date of the amount of the Non-Consenting Lenders' Commitments for which it is willing to accept an assignment. If the Consenting Lenders notify the Agent that they are willing to accept assignments of Commitments in an aggregate amount that exceeds the amount of the Commitments of the Non-Consenting Lenders, such Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Company and the Agent effective as of the Extension Date. If after giving effect to the assignments of Commitments described above there remains any Commitments of Non-Consenting Lenders, the Company may arrange for one or more Consenting Lenders or Assuming Lenders to assume, effective as of the Extension Date, any Non-Consenting Lender's Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $25,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than $25,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:
(i)    any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid commitment fees owing to such Non-Consenting Lender as of the effective date of such assignment;
(ii)    all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and
(iii)    with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 9.07(a) for such assignment shall have been paid;
provided further that such Non-Consenting Lender's rights under Sections 2.12, 2.15 and 9.04, and its obligations under Section 8.05, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Company and the Agent an Assumption Agreement, duly executed by such

Exhibit 10.01

Assuming Lender, such Non-Consenting Lender, the Company and the Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Company and the Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.20 shall have delivered to the Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.
(d)    If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.20) Lenders having Commitments equal to at least 50% of the Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Agent shall so notify the Company, and, subject to the satisfaction of the applicable conditions in Article III, the Termination Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.20, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.
SECTION 2.21. Defaulting Lenders. (a) If any Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender, and the Commitments have not been terminated in accordance with Section 6.01, then:
(i)    so long as no Default has occurred and is continuing, all or any part of each Defaulting Lender’s ratable share of the Available Amount of outstanding Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (disregarding any Defaulting Lender’s Commitment) but only to the extent that the sum of (A) the aggregate principal amount of all Revolving Credit Advances made by such Non-Defaulting Lenders (in their capacity as Lenders) and outstanding at such time, plus (B) such Non-Defaulting Lenders’ Ratable Shares (before giving effect to the reallocation contemplated herein) of the Available Amount of all outstanding Letters of Credit, plus (C) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.04(c) that have not been ratably funded by such Non-Defaulting Lenders and outstanding at such time, plus (D) such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit, does not exceed the total of all Non-Defaulting Lenders’ Commitments and, after giving effect thereto with respect to each Non-Defaulting Lender, the sum of the Revolving Credit Advances, participations in Letters of Credit (including any Advances made by an Issuing bank pursuant to Section 2.04(c) that have not been ratably funded by the Lenders and outstanding at such time) does not exceed such Non-Defaulting Lender’s Commitment, provided subject to Section 9.20, that no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;

Exhibit 10.01

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by any Issuing Bank, Cash Collateralize such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) by paying cash collateral to such Issuing Bank; provided that, so long as no Default shall be continuing, such cash collateral shall be released promptly upon the earliest of (A) the reallocation of the Available Amount of outstanding Letters of Credit among Non-Defaulting Lenders in accordance with clause (i) above, (B) the termination of the Defaulting Lender status of the applicable Lender or (C) such Issuing Bank’s good faith determination that there exists excess cash collateral (in which case, the amount equal to such excess cash collateral shall be released);
(iii)    if the Ratable Shares of Letters of Credit of the Non-Defaulting Lenders are reallocated pursuant to this Section 2.21(a), then the fees payable to the Lenders pursuant to Section 2.05(b)(i) shall be adjusted in accordance with such Non-Defaulting Lenders’ Ratable Shares of Letters of Credit;
(iv)    if any Defaulting Lender’s Ratable Share of Letters of Credit is neither Cash Collateralized nor reallocated pursuant to this Section 2.21(a), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit fees payable under Section 2.05(b)(i) with respect to such Defaulting Lender’s Ratable Share of Letters of Credit shall be payable to the applicable Issuing Bank until such Defaulting Lender’s Ratable Share of Letters of Credit is Cash Collateralized and/or reallocated; and
(v)    to the extent that the Available Amount of any outstanding Letter of Credit is Cash Collateralized by the Borrowers pursuant to this Section 2.21, the Borrowers shall not be required to pay any commission otherwise payable pursuant to Section 2.05(b)(i) on that portion of the Available Amount that is so Cash Collateralized.
(b)    So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(a)(i) (and Defaulting Lenders shall not participate therein).
(c)    No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by the Borrowers of their obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to any other rights and remedies which the Borrowers, the Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.
(d)    If the Borrowers, the Agent and each Issuing Bank agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in

Exhibit 10.01

accordance with their Ratable Share (without giving effect to Section 2.22(a)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
(e)    Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, commitment fees, Letter of Credit commissions or other amounts received by the Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be reasonably determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, if so reasonably determined by the Agent or requested by any Issuing Bank, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, as the Borrowers may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Agent; fifth, if so reasonably determined by the Agent and the Borrowers, to be held in the L/C Cash Deposit Account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Credit Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Advances of all Non-Defaulting Lenders and Potential Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Credit Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
SECTION 2.22. Mitigation Obligations; Replacement of Lenders. (a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires any Borrower to pay any Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company

Exhibit 10.01

hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If (i) any Lender requests compensation under Section 2.12 or any Borrower is required to pay additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.22(a), (ii) any Lender is a Defaulting Lender or (iii) any Lender does not approve any consent, waiver or amendment that (A) requires the approval of all affected Lenders in accordance with the terms of Section 9.01 and (B) has been approved by the Required Lenders (a “Non-Approving Lender”), then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(A)    the Company shall have paid to the Agent the assignment fee (if any) specified in Section 9.07;
(B)    such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 9.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(C)    in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;
(D)    such assignment does not conflict with applicable law; and
(E)    in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDINGARTICLE III CONDITIONS TO EFFECTIVENESS AND LENDING
SECTION 3.01. Conditions Precedent to Effectiveness of Amendment and Restatement. This amendment and restatement of the Existing Credit Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

Exhibit 10.01

(a)    There shall have occurred no material adverse change in the operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, since December 31, 2017.
(b)    There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 4.01(d) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no material adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(d) hereto.
(c)    Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Company and its Subsidiaries as they shall have requested.
(d)    All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.
(e)    The Company shall have notified the Agent in writing as to the proposed Effective Date.
(f)    The Company shall have paid all reasonable accrued fees and expenses of the Agent and the Lenders (including the reasonable accrued fees and expenses of counsel to the Agent and the outstanding principal of the advances, accrued interest thereon, accrued fees and all other amounts payable under the Existing Credit Agreement).
(g)    On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:
(i)    The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and
(ii)    No event has occurred and is continuing that constitutes a Default.
(h)    The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender:
(i)    The Revolving Credit Notes made by the Company to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.17.

Exhibit 10.01

(ii)    Certified copies of the resolutions of the Board of Directors (or equivalent body) of the Company approving this Agreement and the Notes to be delivered by it, and of its by-laws and certificate of incorporation, together with all amendments thereto, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.
(iii)    A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered by it hereunder.
(iv)    A favorable opinion of David A. Woodmansee, Assistant General Counsel for the Company, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request.
(v)    A favorable opinion of Jones Day, counsel for the Borrowers, in form and substance satisfactory to the Agent.
(i)    The Agent shall have received on or before the Effective Date (i) a counterpart of this Agreement signed on behalf of each party hereto and (ii) a copy of a good standing certificate issued by the Secretary of State of the jurisdiction of the Borrower’s jurisdiction of incorporation.
(j)    The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act, requested at least three Business Days prior to the Effective Date.
SECTION 3.02. Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary is subject to the receipt by the Agent on or before the date of such initial Advance of each of the following, in form and substance reasonably satisfactory to the Agent and dated such date, and (except for the Revolving Credit Notes) in sufficient copies for each Lender:
(a)    The Revolving Credit Notes of such Designated Subsidiary to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.17.
(b)    Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement and the Notes to be delivered by it, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.
(c)    A certificate of a proper officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign its Designation Agreement and the Notes to be delivered by it and the other documents to be delivered by it hereunder.
(d)    A certificate signed by a duly authorized officer of the Company, certifying that such Designated Subsidiary has obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver its Designation Agreement and the Notes to be delivered by it and to perform its obligations hereunder and thereunder.

Exhibit 10.01

(e)    A Designation Agreement duly executed by such Designated Subsidiary and the Company.
(f)    Favorable opinions of counsel (which may be in-house counsel) to such Designated Subsidiary substantially in the form of Exhibit D hereto, and as to such other matters as any Lender through the Agent may request.
(g)    In the case of a Designated Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a duly executed and completed Beneficial Ownership Certification with respect to such Designated Subsidiary; and
(h)    Such other approvals, opinions or documents as any Lender, through the Agent may reasonably request.
SECTION 3.03. Conditions Precedent to Each Revolving Credit Borrowing, Issuance, Increase Date and Commitment Extension. The obligation of each Lender to make a Revolving Credit Advance (other than a Revolving Credit Advance made by any Issuing Bank or any Lender pursuant to Section 2.04(c)) on the occasion of each Revolving Credit Borrowing, the obligation of each Issuing Bank to issue a Letter of Credit (or to amend an existing Letter of Credit to increase the Available Amount thereof), each Commitment Increase and each extension of Commitments pursuant to Section 2.20 shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Revolving Credit Borrowing, such issuance (or amendment to increase Available Amount), the applicable Increase Date or the applicable Extension Date (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, Notice of Issuance, request for amendment to increase Available Amount, request for Commitment Increase, request for Commitment extension and the acceptance by any Borrower of the proceeds of such Revolving Credit Borrowing or Letter of Credit shall constitute a representation and warranty by such Borrower and the Company that on the date of such Borrowing, date of such issuance (or amendment to increase Available Amount), such Increase Date or such Extension Date such statements are true):
(i)    the representations and warranties contained in Section 4.01 (except, in the case of Revolving Credit Borrowings, the representations set forth in subsections (d), (f) and (m) thereof) and, in the case of any Revolving Credit Borrowing made to a Designated Subsidiary, in the Designation Agreement for such Designated Subsidiary, are correct on and as of such date, before and after giving effect to such Revolving Credit Borrowing or issuance (or amendment to increase Available Amount) and to the application of the proceeds therefrom or such Increase Date or Extension Date, as though made on and as of such date, and
(ii)    no event has occurred and is continuing, or would result from such Revolving Credit Borrowing or issuance (or amendment to increase Available Amount) or to the application of the proceeds therefrom or such Increase Date or Extension Date, that constitutes a Default;
and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.
SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender

Exhibit 10.01

prior to the date that the Company, by notice to the Agent, designates as the proposed Effective Date or the date of the initial Advance to the applicable Designated Subsidiary, as the case may be, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date and each date of initial Advance to a Designated Subsidiary, as applicable.
ARTICLE IV
REPRESENTATIONS AND WARRANTIESARTICLE IV REPRESENTATIONS AND WARRANTIES
SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:
(a)    Corporate Status. The Company and each Domestic Subsidiary (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage and (iii) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in every jurisdiction (other than the jurisdiction of its incorporation) in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except where the failure to so qualify, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.
(b)    Corporate Power and Authority. The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the Notes to be delivered by it and has taken all necessary corporate action to authorize the execution, delivery and performance by the Company of this Agreement and such Notes. The Company has duly executed and delivered this Agreement, and this Agreement and each Note to be delivered by it constitutes, its legal, valid and binding obligation, enforceable in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).
(c)    No Violation. Neither the execution, delivery or performance by the Company of this Agreement and the Notes to be delivered by it, nor compliance by it with the terms and provisions thereof nor the consummation of the financing transactions contemplated thereby, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws of the Company.
(d)    Litigation. Except as set forth in Schedule 4.01(d), there are no actions, suits or proceedings, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of the Company, threatened which, individually or in the aggregate, may reasonably be expected to result in a Material Adverse Effect and no material adverse change has occurred with respect to any of the matters set forth in Schedule 4.01(d).

Exhibit 10.01

(e)    Financial Statements; Financial Condition; etc. The audited consolidated financial statements of the Company and its Consolidated Subsidiaries as at December 31, 2017, heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial condition and the results of operations of the entities covered thereby on the date and for the period covered thereby, except as disclosed in the notes thereto.
(f)    Material Adverse Change. Since December 31, 2017, there has not occurred and there does not exist any event, act, condition or liability which has had, or may reasonably be expected to have, a Material Adverse Effect.
(g)    Use of Proceeds; Margin Regulations. All proceeds of each Advance will be used by the Borrowers only in accordance with the provisions of Section 2.18. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations U or X.
(h)    Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required for the due execution, delivery and performance of this Agreement or the Notes or the consummation of any of the transactions contemplated thereby.
(i)    Tax Returns and Payments. The Company and each of its Subsidiaries has filed all tax returns required to be filed by it and has paid all taxes shown on such returns and assessments payable by it which have become due, other than those not yet delinquent or those that are in the aggregate adequately reserved against in accordance with generally accepted accounting principles which are being diligently contested in good faith by appropriate proceedings. Except as set forth in Schedule 4.01(i), there are and will be no tax-sharing or similar arrangements with any Person (other than the Company and its Subsidiaries).
(j)    ERISA. The Company and each member of its ERISA Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No such Person has (A) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (B) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code that is (1) in excess of $5,000,000 and (2) not discharged within 30 days of such failure to pay, or (C) incurred any liability, where the liability would result in a Material Adverse Effect, under Title IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA).
(k)    Investment Company Act. Neither the Company nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or (ii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
(l)    True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Company by a Responsible Officer in writing to the Agent or any Lender on or prior to the Effective Date, for purposes of or in connection with this Agreement or any of the transactions contemplated hereby is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Company by a Responsible Officer in writing to the Agent or any Lender will be, true and

Exhibit 10.01

accurate in all material respects on the date as of which such information is dated or furnished and not incomplete by knowingly omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time. As of the Effective Date, there are no facts, events, conditions or liabilities known to the Company which, individually or in the aggregate, have or may reasonably be expected to have a Material Adverse Effect.
(m)    Environmental Matters. (i) Except as set forth in Schedule 4.01(m), (A) each of the Company, each of its Affiliates and, to the best of the Company's actual knowledge, each of its other Environmental Affiliates are in compliance with all applicable Environmental Laws except where noncompliance, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect, (B) each of the Company, each of its Affiliates, and, to the best of the Company's actual knowledge, each of its other Environmental Affiliates has all Environmental Approvals required to operate its business as presently conducted or as reasonably anticipated to be conducted except where the failure to obtain any such Environmental Approval, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect, (C) neither the Company, any of its Affiliates, nor, to the best of the Company's actual knowledge, any of its other Environmental Affiliates has received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company, such Affiliate or such Environmental Affiliate is not in full compliance with all Environmental Laws and where such noncompliance, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect, and (D) to the best of the Company's actual knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future except where such noncompliance, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.
(ii)    Except as set forth in Schedule 4.01(d), there is no Environmental Claim pending or threatened against the Company, any of its Affiliates or, to the best of the Company's actual knowledge, its other Environmental Affiliates, which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect.
(iii)    Except as set forth in Schedule 4.01(m), there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claims against the Company, any of its Affiliates or, to the best of the Company's actual knowledge, any of its other Environmental Affiliates, which Environmental Claims, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect.
(iv)    Without in any way limiting the generality of the foregoing, except as disclosed in Schedule 4.01(m), (A) there are no on-site or off-site locations in which the Company, any of its Affiliates or, to the best of the Company's actual knowledge, any of its other Environmental Affiliates has stored, disposed or arranged for the disposal of Materials of Environmental Concern, (B) there are no underground storage tanks located on property owned or leased by the Company, any of its Affiliates or, to the best of the Company's actual knowledge, any of its other Environmental Affiliates, (C) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company, any of its Affiliates or, to the best of the Company's actual knowledge, any of its other Environmental Affiliates, and (D) no polychlorinated biphenyls (PCBs) are used or stored at any property owned or leased by the Company, any of its Affiliates or, to the best of the Company's actual knowledge, any of its other Environmental Affiliates, in each case the consequences of which may reasonably be expected to have a Material Adverse Effect.

Exhibit 10.01

(v)    For purposes of this Section 4.01(m), “actual” knowledge means knowledge of a Responsible Officer.
(n)    Ownership of Property. The Company and each of its Subsidiaries has good and marketable fee simple title to or valid leasehold interests in all of the real property owned or leased by the Company or such Subsidiary and good title to all of their personal property, except where the failure to hold such title or leasehold interests, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect. The personal and real property owned by the Company and its Subsidiaries is not subject to any Lien of any kind except Liens permitted hereby. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all of their respective leases except where the failure to enjoy such peaceful and undisturbed possession, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.
(o)    No Default. The Company is not in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which may reasonably be expected to result in a Material Adverse Effect. No Default exists.
(p)    Licenses, etc. The Company and each of its Subsidiaries have obtained and hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted, except where the failure to obtain and hold the same, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.
(q)    Compliance With Law. The Company and each of its Subsidiaries is in compliance with all laws, rules, regulations, orders, judgments, writs and decrees except where such non-compliance, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect.
(r)    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents in all material respects with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective directors, officers and employees and to the knowledge of the Company its agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

ARTICLE V
COVENANTS OF THE COMPANYARTICLE V COVENANTS OF THE COMPANY
SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder:
(a)    Information Covenants. The Company shall furnish to each Lender:

Exhibit 10.01

(i)    Quarterly Financial Statements. Within 60 days after the close of each quarterly accounting period in each fiscal year of the Company (other than the final quarter), the consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of income, cash flow and retained earnings for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year.
(ii)    Annual Financial Statements. Within 90 days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, cash flow and retained earnings for such fiscal year, setting forth comparative figures for the preceding fiscal year and, with respect to such consolidated financial statements, certified with an unqualified opinion by independent certified public accountants of recognized national standing selected by the Company.
(iii)    Officer's Certificate. At the time of the delivery of the financial statements under clauses (i) and (ii) above, a certificate of the chief financial officer or treasurer of the Company which certifies (A) that such financial statements fairly present the financial condition and the results of operations of the Company and its Subsidiaries on the dates and for the periods indicated in accordance with generally accepted accounting principles, subject, in the case of interim financial statements, to normally recurring year-end adjustments, (B) that such officer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements, and that as a result of such review such officer has concluded that no Default has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certificate and ending on the date of such certificate or, if any Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Company proposes to take in respect thereof and (C) in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP. Such certificate shall be substantially in the form of Exhibit E.
(iv)    Notice of Default. Promptly after the Company obtains knowledge of the occurrence of any Default, a certificate of the chief financial officer or treasurer of the Company specifying the nature thereof and the Company's proposed response thereto.
(v)    Litigation. Promptly after (i) the occurrence thereof, notice to the institution of or any development in any action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official, against the Company, any of its Subsidiaries or any material property of any thereof which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect, or (ii) actual knowledge thereof, notice of the threat of any such action, suit, proceeding, investigation or arbitration.
(vi)    ERISA. (A) As soon as possible and in any event within 10 days after the Company or any member of its ERISA Controlled Group knows, or has reason to know, that: (1) any Termination Event with respect to a Plan has occurred or will occur, or (2) any condition exists with respect to a Plan which presents a material risk of termination of the Plan or imposition of an

Exhibit 10.01

excise tax or other liability on the Company or any member of its ERISA Controlled Group which might have a Material Adverse Effect on the Company, or (3) the Company or any member of its ERISA Controlled Group has applied for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA, or (4) the Company or any member of its ERISA Controlled Group has engaged in a “prohibited transaction”, as defined in Section 4975 of the Internal Revenue Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Internal Revenue Code and Section 408 of ERISA, or (5) any condition exists with respect to a Multiemployer Plan which presents a material risk of a complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) by the Company or any member of its ERISA Controlled Group from a Multiemployer Plan whereupon potential liability exceeds $50,000,000, or (6) the Company or any member of its ERISA Controlled Group is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, or (7) a Multiemployer Plan is in “reorganization” (as defined in Section 418 of the Internal Revenue Code or Section 4241 of ERISA) or is “insolvent” (as defined in Section 4245 of ERISA), or (8) the potential withdrawal liability (as determined in accordance with Title IV of ERISA) of the Company and the members of its ERISA Controlled Group with respect to all Multiemployer Plans with respect to which any condition exists which presents a material risk of a complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan has increased to an amount in excess of $75,000,000 or (9) there is an action brought against the Company or any member of its ERISA Controlled Group under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA, a certificate of the chief financial officer or treasurer of the Company setting forth the details of each of the events described in clauses (1) through (9) above as applicable and the action which the Company or the applicable member of its ERISA Controlled Group proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC or which may be required by the PBGC or other agency of the United States government with respect to each of the events described in clauses (1) through (9) above, as applicable.
(B)    As soon as possible and in any event within five Business Days after the receipt by the Company or any member of its ERISA Controlled Group of a demand letter from the PBGC notifying the Company or such member of its ERISA Controlled Group of its final decision finding liability and the date by which such liability must be paid, a copy of such letter, together with a certificate of the chief financial officer or treasurer of the Company setting forth the action which the Company or such member of its ERISA Controlled Group proposes to take with respect thereto.
(vii)    SEC Filings. Promptly upon the filing thereof, copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which the Company shall file with the Securities and Exchange Commission (or any successor thereto) or any governmental agencies substituted therefore or promptly upon the mailing thereof, copies of such documents, material, information and reports which the Company shall send to or generally make available to its stockholders.
(viii)    Environmental. Unless prohibited by any applicable law, rule, regulation, order, writ, injunction or decree of, or agreement with, any court or governmental instrumentality, or in the case of an Environmental Affiliate which is not otherwise an Affiliate of the Company, any contractual undertaking the primary purpose of which was other than to prohibit the disclosure of such information, promptly and in any event within ten Business Days after the existence of any of the following conditions, a certificate of an Authorized Officer of the Company specifying in detail the nature of such condition and the Company's, Affiliate's or Environmental Affiliate's proposed

Exhibit 10.01

response thereto: (A) the receipt by the Company, any of its Affiliates, or, to the best of its actual knowledge, any of its other Environmental Affiliates of any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that such Person is not in compliance with applicable Environmental Laws and such noncompliance, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect, (B) the Company, any of its Affiliates, or to the best of its actual knowledge, any of its other Environmental Affiliates shall obtain knowledge that there exists any Environmental Claim pending or threatened against such Person, which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect, or (C) any release, emission, discharge or disposal of any Material of Environmental Concern that could form the basis of any Environmental Claim against the Company, any of its Affiliates or any of its other Environmental Affiliates, which Environmental Claim, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect. For purposes of this clause (viii), “actual” knowledge shall have the meaning provided by Section 4.01(m)(v).
(ix)    Other Information. From time to time with reasonable promptness, such other information or documents (financial or otherwise) as the Agent or any Lender through the Agent may reasonably request.
In lieu of furnishing to the Agent paper copies of the documents required to be delivered pursuant to Sections 5.01(a)(i), (ii), (v) and (vii), to the extent such documents are filed with the SEC or, in the case of clause (vii), posted on the Company’s Internet website, the documents shall be deemed to have been delivered on the date on which the Company posts such documents on its Internet website or on the SEC’s EDGAR system. Notwithstanding the foregoing, the Company shall deliver paper copies of such documents to any Lender that requests the Company to deliver such paper copies.
(b)    Books, Records and Inspections. The Company shall, and shall cause each of its Domestic Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Company shall, and shall cause each of its Subsidiaries to, permit officers and designated representatives of any Lender to visit and inspect any of the properties of the Company or any of its Subsidiaries, and to examine the books of record and account of the Company or any of its Subsidiaries, and discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable notice, at such reasonable times and to such reasonable extent as such Lender may desire, provided any information obtained as the result of such inspection, examination or discussion shall be deemed to constitute Confidential Information.
(c)    Maintenance of Insurance. On and after the Effective Date until the Termination Date, the Company shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies or through self-insurance programs consistent with past practices, insurance on itself and its properties in at least such amounts (in such types and with such deductibles) and against at least such risks as are customarily insured against in the same general area by companies engaged in the same or a similar business similarly situated.
(d)    Taxes. (i) The Company shall pay or cause to be paid or discharged, and shall cause each of its Subsidiaries to pay or cause to be paid or discharged, when due, all taxes, charges and assessments and all other lawful claims required to be paid by the Company or such Subsidiaries, except as contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves have been established with respect thereto in accordance with generally accepted accounting principles.

Exhibit 10.01

(ii)    Except as set forth in Schedule 5.01(d), the Company shall not, and shall not permit any of its Subsidiaries to, file or consent to the filing of any consolidated tax return with any Person (other than the Company and its Subsidiaries).
(e)    Corporate Franchises. The Company shall, and shall cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its patents, trademarks, servicemarks, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals, except where the failure to so preserve any of the foregoing (other than existence) may not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(f)    Compliance with Law. The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable laws, rules, statutes, regulations, decrees and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property, including, without limitation, ERISA and all Environmental Laws, other than those the non-compliance with which, individually or in the aggregate, may not reasonably be expected to have a Material Adverse Effect. The Company shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects.
(g)    Maintenance of Properties. The Company shall, and shall cause each of its Subsidiaries to, ensure that its material properties used or useful in its business are kept in good repair, working order and condition, normal wear and tear excepted.
SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder:
(a)    Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any of its or their property (whether real or personal, including, without limitation, accounts receivable and inventory) or any interest it or they may have therein, whether owned at the date hereof or hereafter acquired (unless, in the case of any Lien of or upon the property of any of its Subsidiaries, all obligations and indebtedness thereby secured are held by the Company or any of its Subsidiaries); provided that the provisions of this Section 5.02(a) shall not prevent or restrict the existence or creation of:
(i)    liens for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith; and materialmen's, mechanic's, carrier's, workmen's, repairmen's, landlord's or other like liens, or deposits to obtain the release of such liens;
(ii)    pledges or deposits to secure public or statutory obligations or to secure payment of workmen's compensation or to secure performance in connection with tenders, leases of real property, or bids of contracts and pledges or deposits made in the ordinary course of business for similar purposes;
(iii)    licenses, easements, rights of way and other similar encumbrances, or zoning or other restrictions as to the use of real properties, the existence of which does not in the aggregate interfere with the operation of the business of the Company or any Subsidiary thereof;

Exhibit 10.01

(iv)    Liens of or upon any property or assets owned by any Subsidiary of the Company existing on the date on which such Subsidiary first became a Subsidiary, if such date is subsequent to the date hereof;
(v)    Liens of or upon (A) any property or assets acquired by the Company or any of its Subsidiaries (whether by purchase, merger or otherwise) after the date hereof and not theretofore owned by the Company or any of its Subsidiaries), or (B) improvements made on any property or assets now owned or hereafter acquired, securing the purchase price thereof or created or incurred simultaneously with, or within 180 days after, such acquisition or the making of such improvements or existing at the time of such acquisition (whether or not assumed) or the making of such improvements, if (x) such Lien shall be limited to the property or assets so acquired or the improvements so made, (y) the amount of the obligations or indebtedness secured by such Liens shall not be increased after the date of the acquisition of such property or assets or the making of such improvements, except to the extent improvements are made to such property or assets after the date of the acquisition or the making of the initial improvements, and (z) in each instance where the obligation or indebtedness secured by such Lien constitutes an obligation or indebtedness of, or is assumed by, the Company or any of its Subsidiaries, the principal amount of the obligation or indebtedness secured by such Lien shall not exceed 100% of the cost or fair value (which may be determined in good faith by the Board of Directors of the Company), whichever is lower, of the property or assets or improvements at the time of the acquisition or making thereof;
(vi)    Liens arising under leases described on Schedule 5.02(a) hereof and Capitalized Leases;
(vii)    mortgages securing indebtedness of a Subsidiary of the Company owing to the Company or to another Subsidiary of the Company;
(viii)    Liens on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or any of its Subsidiaries;
(ix)    Liens on or other conveyances of property owned by the Company or any of its Subsidiaries in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages;
(x)    Liens on accounts receivable sold to Eastman Chemical Financial Corporation, a Delaware corporation and a wholly owned (directly or indirectly) special purpose entity of the Company, arising under the Company's securitization program existing on the date hereof or precautionary liens on accounts receivable sold by the Company or any of its Subsidiaries to a third party factor;
(xi)    renewals, extensions or replacements of the Liens referred to in clauses (iv) through (x) for amounts which shall not exceed the principal amount of the obligations or indebtedness so renewed or replaced at the time of the renewal or replacement thereof and applying only to the same property or assets theretofore subject to such Liens;

Exhibit 10.01

(xii)    Liens on cash collateral provided under the terms of this Agreement; and
(xiii)    Liens (including Liens to secure judgments pending appeal) not otherwise permitted by this Section 5.02(a) securing obligations of the Company or any Subsidiary thereof in an aggregate principal amount outstanding at any one time not to exceed an amount equal to 15% of Consolidated Net Tangible Assets at such time.
(b)    Restriction on Fundamental Changes. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the property of the Company, or, in the case of a Subsidiary of the Company, the business or property of the Company and its Subsidiaries taken as a whole, whether now or hereafter acquired; provided that any such merger or consolidation shall be permitted if (i) the Company shall be the continuing corporation (in the case of a merger or consolidation), or the successor, if other than the Company, shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such corporation shall expressly assume to the satisfaction of the Agent the due and punctual performance and observance of all of the covenants and obligations contained in this Agreement and the Notes to be performed by the Company, (ii) immediately after giving effect to such merger or consolidation, no Default shall have occurred and be continuing, and (iii) on the effective date of any such merger or consolidation occurring on or after the Restatement Date, the covenant contained in Section 5.03, calculated on a pro forma basis with respect to the twelve month period ending on such date, after giving effect to such merger or consolidation with respect to the Company or other obligor for the Advances and other obligations hereunder, shall be satisfied; and provided, further that any majority-owned Subsidiary of the Company may merge into or convey, sell, lease or transfer all or substantially all of its assets to, the Company or any other majority-owned Subsidiary of the Company. Pro forma compliance with Section 5.03 shall be determined in a manner which includes appropriate adjustments to Consolidated Interest Expense and Consolidated EBT, including, without limitation, adjustments designed to reflect indebtedness incurred in connection with or in contemplation of such merger or consolidation and interest expense for the twelve month period ending on the date of such determination in respect thereof, and shall be demonstrated to the reasonable satisfaction of the Agent.
(c)    Sales and Leasebacks. The Company shall not, nor shall it permit any Principal Subsidiary to, enter into any arrangement with any Person that provides for the leasing to the Company or any Principal Subsidiary of any Principal Property, which Principal Property has been or is to be sold or transferred by the Company or such Principal Subsidiary to such Person, unless the Company or such Principal Subsidiary would be entitled, pursuant to Section 5.02(a), to create, incur, assume or suffer to exist any Lien upon such property securing Indebtedness; provided that the aggregate fair market value of all properties subject to such arrangements shall not exceed at any time 10% of the Consolidated Net Tangible Assets and provided further that from and after the date on which such arrangement becomes effective the same shall be deemed for all purposes under Section 5.02(a) to be Indebtedness secured by a Lien.
(d)    Limitations on Restricted Subsidiary Debt. The Company shall not permit any Restricted Subsidiary to incur or assume any Debt except:
(i)    Debt that is or could be secured by a Lien permitted pursuant to Section 5.02(a);
(ii)    Debt outstanding on the Effective Date;
(iii)    Debt issued to and held by the Company or another Subsidiary;

Exhibit 10.01

(iv)    Debt incurred by a Person prior to the time (A) such Person became a Restricted Subsidiary, (B) such Person merges into or consolidates with a Restricted Subsidiary or (C) another Restricted Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Debt was not incurred in anticipation of such transaction and was outstanding prior to such transaction;
(v)    Debt incurred in the ordinary course of business and maturing within one year; and
(vi)    extensions, renewals or replacements of any of the foregoing;
provided, however, that the Company may permit a Restricted Subsidiary to incur Debt as permitted by clauses (ii), (iv), (v) and (vi) of this Section 5.02(d) only to the extent that the aggregate amount of such Debt of all Restricted Subsidiaries does not exceed 15% of Consolidated Net Tangible Assets.
(e)    Use of Proceeds. No Borrower will request any Borrowing or Letter of Credit, or use, or permit its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permissible for a Person in compliance with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.03. Financial Covenant. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will maintain a ratio of Debt of the Company and its Subsidiaries on a Consolidated basis to Consolidated EBITDA of the Company and its Subsidiaries (the “Leverage Ratio”) for any four consecutive fiscal quarters of the Company (taken as one accounting period), of not greater than 3.50 to 1.00; provided that, upon written notice (such notice, an “Increase Leverage Notice”) to the Agent from the Company that an acquisition with an aggregate consideration greater than or equal to $300,000,000 has been consummated, the Company will be permitted to maintain a Leverage Ratio of not greater than 4.00 to 1.00 for the period of four consecutive fiscal quarters immediately following the consummation of such acquisition; provided, further, that following such four consecutive fiscal quarters for which the maximum Leverage Ratio is increased, the maximum Leverage Ratio shall revert to 3.50 to 1.00 for not fewer than two fiscal quarters before a subsequent Increase Leverage Notice is delivered to the Agent.
ARTICLE VI
EVENTS OF DEFAULTARTICLE VI EVENTS OF DEFAULTS
SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    Failure to Make Payments. The Company or any other Borrower shall (i) default in the payment when due of any principal of the Advances, and such default shall continue unremedied for one or more Business Days or (ii) default, and such default shall continue unremedied for ten or more days, in the payment when due of any interest on the Advances or (iii) default, and such default shall continue unremedied for 30 or more days from the date of notice of such default, in the payment when due of any fees or any other amounts owing hereunder; or

Exhibit 10.01

(b)    Breach of Representation or Warranty. Any representation or warranty made by the Company or any Designated Subsidiary herein, in any Designation Agreement or in any certificate or statement delivered pursuant hereto or thereto shall prove to be false or misleading in any material respect on the date as of which made or deemed made; or
(c)    Breach of Covenants. The Company shall fail to perform or observe any agreement, covenant or obligation arising under this Agreement (except those described in subsections (a) or (b) above), and, if capable of being remedied, such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent; provided that there shall be deducted from such number of days any grace period utilized by the Company in notifying the Agent of such Default pursuant to Section 5.01(a)(iv); or
(d)    Default Under Other Agreements. The Company or any of its Subsidiaries shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Indebtedness in the principal amount of $125,000,000 or more and such default shall continue beyond any applicable grace period; or the Company or any of its Subsidiaries shall default in the performance or observance of any obligation or condition with respect to any Indebtedness or any other event shall occur or condition exist, if the effect of such default, event or condition is to accelerate the maturity of any such Indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such Indebtedness, unless, in each case, waived by such holder or holders, or any such Indebtedness shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment, and the principal amount of such Indebtedness exceeds $125,000,000; or
(e)    Bankruptcy, etc. (i) The Company, any other Borrower or any Material Subsidiary shall commence a voluntary case concerning itself under the Bankruptcy Code; or (ii) an involuntary case is commenced against the Company or any Material Subsidiary and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of the case; or (iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company or any Material Subsidiary or the Company or any Material Subsidiary commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Material Subsidiary or there is commenced against the Company or any Material Subsidiary any such proceeding which remains undismissed for a period of 60 days; or (iv) any order of relief or other order approving any such case or proceeding is entered; or (v) the Company or any Material Subsidiary is adjudicated insolvent or bankrupt; or (vi) the Company or any Material Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or (vii) the Company or any Material Subsidiary makes a general assignment for the benefit of creditors; or (viii) the Company or any Material Subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (ix) the Company or any Material Subsidiary shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; or (x) any corporate action is taken by the Company or any Material Subsidiary for the purpose of effecting any of the foregoing; or
(f)    ERISA. The Company or any member of its ERISA Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $125,000,000 for which it shall have become liable under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Benefit Liabilities in excess of $100,000,000 shall be filed under Title IV of ERISA by the Company or any member of its ERISA Controlled Group, any plan administrator or any combination of the foregoing; or the

Exhibit 10.01

PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan or Plans having aggregate Unfunded Benefit Liabilities in excess of $100,000,000 or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan or Plans having aggregate Unfunded Benefit Liabilities in excess of $100,000,000 must be terminated; or there shall occur a complete or partial withdrawal from, or a default within the meaning of Section 4219(c)(5) of ERISA with respect to, one or more Multiemployer Plans which could cause the Company or one or more members of the ERISA Controlled Group to incur a current payment obligation in excess of $125,000,000 if not paid when due; or
(g)    Judgments. One or more judgments or decrees in an aggregate amount of $125,000,000 or more shall be entered by a court against the Company or any of its Subsidiaries and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within 30 days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(g) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance, with deductible or self-insured retention consistent with industry practices, between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A-” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or
(h)    Change in Control. At any time on or after the Effective Date a Change in Control shall have occurred; or
(i)    Guaranty. So long as any Subsidiary of the Company is a Designated Subsidiary, any provision of Article VII shall for any reason cease to be valid and binding on or enforceable against the Company, or the Company shall so state in writing;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by written notice to the Company and the other Borrowers, declare the obligation of each Lender to make Advances (other than Revolving Credit Advances deemed to have been made by an Issuing Bank or a Lender pursuant to Section 2.04(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by written notice to the Company and the other Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Revolving Credit Advances deemed to have been made by an Issuing Bank or a Lender pursuant to Section 2.04(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.
SECTION 6.02. Actions in Respect of Letters of Credit Upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, (a)

Exhibit 10.01

pay to the Agent on behalf of the Lenders in same day funds at the Agent's office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, together with the reasonably anticipated amount of fees, expenses and other amounts related thereto as specified by the applicable Issuing Bank (the “Required Amount”) or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders. If at any time the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or interest of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate applicable Required Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that are free and clear of any such right and interest. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be promptly returned to the Borrowers or to such other Persons as shall be legally entitled thereto.
ARTICLE VII
GUARANTYARTICLE VII GUARANTY
SECTION 7.01. Guaranty. The Company hereby absolutely, unconditionally and irrevocably guarantees, as a guarantee of payment and not of collection, the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, all obligations of each other Borrower now or hereafter existing under or in respect of this Agreement and the Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any other Lender in enforcing any rights under this Article VII. Without limiting the generality of the foregoing, the Company's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any such Borrower to the Agent or any Lender under or in respect of this Agreement or the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower.
SECTION 7.02. Guaranty Absolute. The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The obligations of the Company under or in respect of this Article VII are independent of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against the Company to enforce this Article VII, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. The liability of the Company under this Article VII shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

Exhibit 10.01

(a)    any lack of validity or enforceability of this Agreement (other than this Article VII), the Notes or any agreement or instrument relating thereto;
(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Borrower under or in respect of this Agreement or the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or the Notes, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;
(c)    any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
(d)    any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this Agreement or the Notes or any other assets of any Borrower or any of its Subsidiaries;
(e)    any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;
(f)    any failure of any Lender or the Agent to disclose to the Company any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower now or hereafter known to such Lender or the Agent (the Company waiving any duty on the part of the Lenders and the Agent to disclose such information); or
(g)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender or the Agent that might otherwise constitute a defense available to, or a discharge of, the Company (in its capacity as guarantor), any Borrower or any other guarantor or surety.
This Article VII shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or the Agent or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.
SECTION 7.03. Waivers and Acknowledgments. (a) The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Article VII and any requirement that any Lender or the Agent protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.
(b)    The Company hereby unconditionally and irrevocably waives any right to revoke this Article VII and acknowledges that the guaranty under this Article VII is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
(c)    The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender or the Agent

Exhibit 10.01

that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against any Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Company hereunder.
(d)    The Company hereby unconditionally and irrevocably waives any duty on the part of any Lender or the Agent to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower or any of its Subsidiaries now or hereafter known by such Lender or the Agent.
(e)     The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Notes and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.
SECTION 7.04. Subrogation. The Company hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guaranteed Obligations under or in respect of this Article VII, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender or the Agent against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article VII shall have been paid in full in cash and such Borrower's status as a Designated Subsidiary shall have expired or been terminated. If the Company exercises rights of subrogation and receives any amounts from any Designated Subsidiary in violation of the immediately preceding sentence (it being understood that transfers between the Company and a Designated Subsidiary in the ordinary course of business pursuant to the operation of the Company's cash management system shall not constitute such a violation) at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article VII and (b) the expiration or termination of such Borrower's status as a Designated Subsidiary, such amounts shall be received and held in trust for the benefit of the Lenders and the Agent, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article VII, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Article VII thereafter arising. If (i) the Company shall make payment to any Lender or the Agent of all or any part of the Guaranteed Obligations in respect of a Designated Subsidiary, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article VII shall have been paid in full in cash and (iii) such Borrower's status as a Designated Subsidiary shall have expired or been terminated, the Lenders and the Agent will, at the Company's request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company in respect of such Designated Subsidiary pursuant to this Article VII.
SECTION 7.05. Continuing Guaranty; Assignments. The guaranty under this Article VII is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article VII and (ii) the

Exhibit 10.01

Termination Date, (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and the Agent and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07. The Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
ARTICLE VIII
THE AGENTARTICLE VIII THE AGENT
SECTION 8.01. Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Citibank to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders and the Issuing Banks, and the Borrowers shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 8.02. Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 8.03. Exculpatory Provisions. (a) The Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Required Lenders; provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

Exhibit 10.01

(iii)    shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
(b)    The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and Article VI), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by a Borrower or a Lender.
(c)    The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Company), from and against such Lender's Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Company. In

Exhibit 10.01

the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.
(b)    Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Company) from and against such Lender's Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.
(c)    The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender's Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company.
SECTION 8.06. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub‑agents appointed by the Agent. The Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the Commitments as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
SECTION 8.07. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

Exhibit 10.01

(b)    If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Banks, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.
(d)    Any resignation pursuant to this Section by a Person acting as Agent shall, unless such Person shall notify the Company and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to issue new, or extend existing, Letters of Credit where such issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
SECTION 8.08. Non-Reliance on Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder.
SECTION 8.09. Other Agents. Each Lender hereby acknowledges that no Arranger, no syndication agent and no documentation agent nor any other Lender designated as any “Agent” (other than the Agent) on the signature pages or the cover hereof has any obligation, responsibility or liability hereunder other than in its capacity as a Lender.

Exhibit 10.01

SECTION 8.10. Certain ERISA Matters. (a) Each Lender(x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets”(within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts),PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager”(within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement or any documents related hereto).
A used in this Section:
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

Exhibit 10.01

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

ARTICLE IX
MISCELLANEOUSARTICLE IX MISCELLANEOUS
SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by the Company or any other Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following: (a) waive any of the conditions specified in Section 3.01 or 3.02, (b) increase or extend the Commitments of the Lenders (other than in accordance with Section 2.19 or Section 2.20) or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder (other than in accordance with Section 2.20) , (e) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) release or otherwise limit the Company's liability with respect to its obligations under Article VII or (g) amend this Section 9.01; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note, (y) no amendment, waiver or consent shall, unless in writing and signed by each of the Issuing Banks in addition to the Lenders required above to take such action, affect the rights or duties of any of the Issuing Banks in their capacities as such under this Agreement and (z) no amendment, waiver or consent of Section 9.07(g) shall, unless in writing and signed by each Lender that has granted a funding option to an SPC in addition to the Lenders required above to take such action, affect the rights or duties of such Lender or SPC under this Agreement or any Note.
SECTION 9.02. Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)    if to the Company or any other Borrower, to it at 200 South Wilcox Drive, Kingsport, Tennessee 37662, Attention of Treasurer (Facsimile No. 423-224-0165; Telephone No. 423-229-2000);
(ii)    if to the Agent, to Citibank, N.A. at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Attention of Bank Loan Syndications; (Facsimile No. (212) 994-0961; Telephone No. (302) 894-6088; Email: GLAgentOfficeOps@citi.com);
(iii)    if to any Issuing Bank, to it at the address provided in writing to the Agent and the Company at the time of its appointment as an Issuing Bank hereunder;

Exhibit 10.01

(iv)    if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform.
(i)    Each Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on DebtDomain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Agent’s transmission of communications through the Platform.

Exhibit 10.01

“Communications” means, collectively, any notice, demand, communication, information, document or other material that any Borrower provides to the Agent pursuant to this Agreement or the transactions contemplated therein which is distributed to the Agent any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 9.04. Costs and Expenses. (a) The Company agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all reasonable due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Company further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).
(b)    The Company agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents, partners and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of any Material of Environmental Concern on any property of the Company or any of its Subsidiaries or any Environmental Claim or other liability relating to any Environmental Law relating in any way to the Company or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.
(c)    If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period

Exhibit 10.01

for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(d) or (e), 2.11 or 2.13, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 9.07(a), such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. A certificate as to the amount of such compensation, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
(d)    Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.12, 2.15 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.
SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Company or any Borrower against any and all of the obligations of the Company or any Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.
SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and upon satisfaction of the conditions precedent set forth in Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders (and any other attempted assignment or transfer by the Borrower shall be null and void).
SECTION 9.07. Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent

Exhibit 10.01

expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Commitment) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Commitment) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five Business Days after having received notice thereof;
(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Commitments if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C) the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Commitments.

Exhibit 10.01

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person or a holding company, investment vehicle or trust for or owned by and operated for the primary benefit of a natural Person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered

Exhibit 10.01

to it and a register for the recordation of (and shall record in such register) the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Company, the Agent or any Issuing Bank, sell participations to any Person (other than a natural Person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.05 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 9.01 that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.22 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender.
Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.22 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register

Exhibit 10.01

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that is organized under the laws of a jurisdiction outside of the United States shall not be entitled to the benefits of Section 2.15 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.15(e) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority having jurisdiction over such lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Each Lender may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Advance that such Lender is obligated to fund under this Agreement (and upon the exercise by such SPC of such option to fund, such Lender's obligations with respect to such Advance shall be deemed satisfied to the extent of any amounts funded by such SPC); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Company hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (iv) any such option granted to an SPC shall not constitute a commitment by such SPC to fund any Advance, (v) neither the grant nor the exercise of such option to an SPC shall increase the costs or expenses or otherwise increase or change the obligations of any Borrower under this Agreement (including, without limitation, its obligations under Section 2.15) and (vi) no SPC shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such grant of funding option, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such grant of funding option. Each party to this Agreement hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.
SECTION 9.08. Confidentiality. Each of the Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed on a confidential basis (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies

Exhibit 10.01

hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder and credit insurers; (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement; (h) with the consent of the Company; or (i) to the extent such Confidential Information (x) becomes available to the Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or (y) becomes publicly available other than as a result of a breach of confidentiality obligations known to the Agent, such Lender or such Issuing Bank.
For purposes of this Section, “Confidential Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries; provided that, in the case of information received from the Company or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.
SECTION 9.09. Designated Subsidiaries. (a) Designation. The Company may at any time, and from time to time, upon not less than 15 Business Days’ notice in the case of any Subsidiary so designated after the Effective Date, notify the Agent that the Company intends to designate a Subsidiary as a “Designated Subsidiary” for purposes of this Agreement. On or after the date that is 15 Business Days after such notice, upon delivery to the Agent and each Lender of a Designation Agreement duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit F hereto, such Subsidiary shall thereupon become a “Designated Subsidiary” for all purposes of this Agreement, and, upon fulfillment of the applicable conditions set forth in Section 3.02 and after such Designation Agreement is accepted by the Agent, such Subsidiary shall thereupon become a Designated Subsidiary for all purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Agent shall promptly notify each Lender of the Company’s notice of such pending designation by the Company and the identity of the respective Subsidiary. Following the giving of any notice pursuant to this Section 9.09(a), if the designation of such Designated Subsidiary obligates the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Agent or any Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.
If the Company shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Agent and the Company, fulfill its Commitment by causing a branch or an Affiliate of such Lender to act as the Lender in respect of such Designated Subsidiary.

Exhibit 10.01

As soon as practicable after receiving notice from the Company or the Agent of the Company’s intent to designate a Subsidiary as a Designated Borrower, and in any event no later than ten Business Days after the delivery of such notice, for a Designated Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Subsidiary directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph or for which such Designated Subsidiary is against such Lender’s internal policies (a “Protesting Lender”) shall so notify the Company and the Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (A) notify the Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Designated Subsidiary (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.
(b)    Termination. Upon the request of the Company and the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary, then, so long as at the time no Notice of Revolving Credit Borrowing or Notice of Issuance is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall give promptly, and only upon its receipt of a request therefor from the Company). Thereafter, the Lenders shall be under no further obligation to make any Advances hereunder to such Designated Subsidiary.
SECTION 9.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or PDF shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.12. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.
(b)    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Committed Currency with Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

Exhibit 10.01

(c)    The obligation of the Company and each other Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Company and each other Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the Company or such other Borrower such excess.
SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any Note or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any Note shall affect any right that the Agent or any Lender or may otherwise have to bring any action or proceeding relating to this Agreement or any Note against any Borrower or its properties in the courts of any jurisdiction. Each Designated Subsidiary hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Company at its address set forth in Section 9.02 and each such Borrower hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Company hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction..
(b)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
SECTION 9.14. No Liability of the Issuing Banks. No Liability of the Issuing Banks. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit

Exhibit 10.01

with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the applicable Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that such Borrower proves were caused by (i) such Issuing Bank's willful misconduct or gross negligence as determined in a final, nonappealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit or (ii) such Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
SECTION 9.15. Substitution of Currency. If a change in any Committed Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of Eurocurrency Rate) will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Committed Currency had occurred.
SECTION 9.16. Power of Attorney. Each Subsidiary of the Company may from time to time authorize and appoint the Company as its attorney-in-fact to execute and deliver (a) any amendment, waiver or consent in accordance with Section 9.01 on behalf of and in the name of such Subsidiary and (b) any notice or other communication hereunder, on behalf of and in the name of such Subsidiary. Such authorization shall become effective as of the date on which such Subsidiary delivers to the Agent a power of attorney enforceable under applicable law and any additional information to the Agent as necessary to make such power of attorney the legal, valid and binding obligation of such Subsidiary.
SECTION 9.17. Patriot Act. Each Lender hereby notifies the Company, each other Borrower and each other obligor or grantor (each a “Loan Party”) that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”)), that it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Act.
SECTION 9.18. No Fiduciary Duties. Each Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Borrower and its Affiliates, on the one hand, and the Agent, the Arrangers, the syndication agent, the documentation agents, the Issuing Banks, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Issuing Banks, the Lenders and or respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Exhibit 10.01

SECTION 9.19. Waiver of Jury Trial. Each of the Company, each other Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
SECTION 9.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

Exhibit 10.01

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Loan Market Association” means the London trade association, which is the self-described authoritative voice of the syndicated loan markets in Europe, the Middle East and Africa.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

[Signature Page to Eastman Credit Agreement]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
EASTMAN CHEMICAL COMPANY

By:__________________________
Name:
Title:

CITIBANK, N.A.,
as Agent
By:__________________________
Name:
Title:
Initial Lenders
CITIBANK, N.A.
By:__________________________
Name:
Title:
JPMORGAN CHASE BANK, N.A.
By:__________________________
Name:
Title:

Exhibit 10.01

BANK OF AMERICA, N.A.
By:__________________________
Name:
Title:
BARCLAYS BANK PLC
By:__________________________
Name:
Title:
MIZUHO BANK, LTD.
By:__________________________
Name:
Title:
MORGAN STANLEY BANK, N.A.
By:__________________________
Name:
Title:
WELLS FARGO BANK, NATIONAL ASSOCIATION
By:__________________________
Name:
Title:
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
By:__________________________
Name:
Title:
By:__________________________
Name:
Title:
HSBC BANK USA, NATIONAL ASSOCIATION
By:__________________________
Name:

Exhibit 10.01

Title:
MUFG BANK, LTD.
By:__________________________
Name:
Title:
ROYAL BANK OF CANADA
By:__________________________
Name:
Title:
SUMITOMO MITSUI BANKING CORPORATION
By:__________________________
Name:
Title:
By:__________________________
Name:
Title:
SUNTRUST BANK
By:__________________________
Name:
Title:
THE NORTHERN TRUST COMPANY
By:__________________________
Name:
Title:
UNICREDIT BANK AG, NEW YORK BRANCH
By:__________________________
Name:
Title:
By:__________________________
Name:
Title:

Exhibit 10.01

SCHEDULE I
EASTMAN CHEMICAL COMPANY
AMENDED AND RESTATED FIVE-YEAR CREDIT AGREEMENT
COMMITMENTS

Name of Initial Lender	Revolving Credit Commitment	Letter of Credit Commitment of Initial Issuing Banks
Citibank, N.A.	$140,000,000	$62,500,000
JPMorgan Chase Bank, N.A.	$140,000,000	$62,500,000
Bank of America, N.A.	$140,000,000	$62,500,000
Barclays Bank PLC	$110,000,000
Mizuho Bank, Ltd.	$110,000,000
Morgan Stanley Bank, N.A.	$110,000,000
Wells Fargo Bank, National Association	$110,000,000	$40,000,000
Credit Suisse AG, Cayman Islands Branch	$80,000,000
HSBC Bank USA, National Association	$80,000,000
MUFG Bank, Ltd.	$80,000,000
Royal Bank of Canada	$80,000,000
Sumitomo Mitsui Banking Corporation	$80,000,000
SunTrust Bank	$80,000,000
The Northern Trust Company	$80,000,000
UniCredit Bank AG, New York Branch	$80,000,000

Total:	$1,500,000,000

Article I.	Schedule 2.01(b) - Letters of Credit
PET del Caribe in the amount of $264,400.00 with Wells Fargo Bank as Issuing Bank and with an expiration date of November 6, 2018

Article II.	Schedule 4.01(d) - Disclosed Litigation
NONE

Article III.	Schedule 4.01(i) - Tax Sharing Agreements
NONE

Article IV.	Schedule 4.01(m) - Environmental Matters
NONE

Article V.	Schedule 5.01(d)
Article VI.Tax Filings with any Person Other than the Company and its Subsidiaries

Exhibit 10.01

NONE

Article VII.	Schedule 5.02(a) - Leases
NONE

Exhibit 10.01

EXHIBIT A - FORM OF
REVOLVING CREDIT
PROMISSORY NOTE
U.S.$_______________                    Dated: _______________, 20__
FOR VALUE RECEIVED, the undersigned, [EASTMAN CHEMICAL COMPANY] [DESIGNATED SUBSIDIARY], a __________ corporation (the “Borrower”), HEREBY PROMISES TO PAY to _________________________ (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender's Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Amended and Restated Five-Year Credit Agreement dated as of October 25, 2018 among the Borrower, [Eastman Chemical Company,] the Lender and certain other lenders parties thereto, and Citibank, N.A. as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.
The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest in respect of each Revolving Credit Advance (i) in Dollars are payable in lawful money of the United States of America to the Agent at its account maintained at 399 Park Avenue, New York, New York 10043, in same day funds and (ii) in any Committed Currency are payable in such currency at the applicable Payment Office in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Dollar Equivalent of Advances denominated in Committed Currencies and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
EASTMAN CHEMICAL COMPANY [DESIGNATED SUBSIDIARY]
By __________________________
Title:ADVANCES AND PAYMENTS OF PRINCIPAL

Exhibit 10.01

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit 10.01

Exhibit 10.01

EXHIBIT B - FORM OF NOTICE OF
REVOLVING CREDIT BORROWING
Citibank, N.A., as Agent
for the Lenders parties
to the Credit Agreement
referred to below
1615 Brett Road, Building #3
New Castle, Delaware 19720
[Date]
Attention: Bank Loan Syndications Department
Ladies and Gentlemen:
The undersigned, [Eastman Chemical Company][Name of Designated Subsidiary], refers to the Amended and Restated Five-Year Credit Agreement, dated as of October 25, 2018 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Revolving Credit Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(i)    The Business Day of the Proposed Revolving Credit Borrowing is _______________, 20__.
(ii)    The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].
(iii)    The aggregate amount of the Proposed Revolving Credit Borrowing is $_______________][for a Revolving Credit Borrowing in a Committed Currency, list currency and amount of Revolving Credit Borrowing].
[(iv)    The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Revolving Credit Borrowing is _____ month[s].]
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:
(A)    the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in subsections (d), (f) and (m) thereof) [and in the Designation Agreement of the undersigned] are correct, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and
(B)    no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default.
Very truly yours,

Exhibit 10.01

EASTMAN CHEMICAL COMPANY [DESIGNATED SUBSIDIARY]
By __________________________
Title:

Exhibit 10.01

EXHIBIT C - FORM OF
ASSIGNMENT AND ASSUMPTION
Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor:        ________________________________

______________________________
[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee: ______________________________

______________________________
[for Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s): Eastman Chemical Company

4.	Agent: Citibank, N.A., as the administrative agent under the Credit Agreement

Exhibit 10.01

5.
Credit Agreement:    The $1,500,000,000 Amended and Restated Five-Year Credit Agreement dated as of October 25, 2018 among Eastman Chemical Company, the Lenders parties thereto, Citibank, N.A., as Agent, and the other agents parties thereto

6.	Assigned Interest:

Assignor List each Assignor, as appropriate.	Assignee List each Assignee, as appropriate.
Facility Assigned Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Letter of Credit Commitment,” etc.)
		Aggregate Amount of Commitment/Advances for all Lenders Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.	Amount of Commitment/Advances Assigned	Percentage Assigned of Commitment/ Advances Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.    Trade Date:        ______________] To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit 10.01

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:______________________________
Title:

[Consented to and] To be added only if the consent of the Agent is required by the terms of the Credit Agreement. Accepted:

CITIBANK, N.A., as
Agent

By: _________________________________
Title:

[Consented to:] To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

[NAME OF RELEVANT PARTY]

By: ________________________________
Title:

Exhibit 10.01

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.07(b)(v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(k) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is organized under the laws of a jurisdiction outside of the United Stated, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit 10.01

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit 10.01

EXHIBIT D - FORM OF
OPINION OF COUNSEL
FOR THE BORROWER
[Effective Date]
To each of the Lenders parties
to the Amended and Restated Five-Year Credit
Agreement dated as of October 25, 2018
among Eastman Chemical Company,
said Lenders and Citibank, N.A.,
as Agent for said Lenders, and
to Citibank, N.A., as Agent
Eastman Chemical Company
Ladies and Gentlemen:
This opinion is furnished to you pursuant to Section 3.01(h)(iv) of the Amended and Restated Five-Year Credit Agreement, dated as of October 25, 2018 (the “Credit Agreement”), among Eastman Chemical Company (the “Borrower”), the Lenders parties thereto and Citibank, N.A., as Agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.
I am Assistant General Counsel and Assistant Secretary of the Borrower, and offer these opinions in connection with the transactions contemplated by the Credit Agreement. Capitalized terms used herein and not otherwise defined herein have the meaning given to them in the Credit Agreement.
In connection with this opinion, I or people under my direct supervision have examined originals or copies, certified or otherwise identified to my or their satisfaction, of the following:
(1)    The Credit Agreement.
(2)    The documents furnished by the Borrower pursuant to Article III of the Credit Agreement.
(3)    The Certificate of Incorporation of the Borrower and all amendments thereto (the “Charter”).
(4)    The by-laws of the Borrower and all amendments thereto (the “By-laws”).
I have also examined the originals, or copies certified to my satisfaction, of the documents listed in a certificate of the chief financial officer of the Borrower, dated the date hereof (the “Certificate”), certifying that the documents listed in such certificate are all of the indentures, loan or credit agreements, leases, guarantees, mortgages, security agreements, bonds, notes and other agreements or instruments, and all of the orders, writs, judgments, awards, injunctions and decrees, that affect or purport to affect the Borrower's

Exhibit 10.01

right to borrow money or the Borrower's obligations under the Credit Agreement or the Notes. In addition, I have examined the originals, or copies certified to my satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Borrower or its officers or of public officials. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Initial Lenders and the Agent.
For purposes of this opinion, I have assumed, with your consent, that the Credit Agreement constitutes the valid and binding obligation of each party thereto, enforceable in accordance with its terms. I express no opinion as to the effect on the opinions herein stated of the compliance or noncompliance of any party to the Credit Agreement, other than the Borrower, with any state, federal or other laws or regulations applicable to such party.
I am a member of the Bar of the State of Tennessee and the opinions expressed herein are specifically limited to the law of the State of Tennessee, the General Corporation Law of the State of Delaware and the Federal law of the United States.
Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:
1.    The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
2.    The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes, and the consummation of the transactions contemplated thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws or (ii) any law, rule or regulation applicable to the Borrower (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) any contractual or legal restriction contained in any document listed in the Certificate or, to the best of my knowledge, contained in any other similar document, and (iv) will not result in or require the creation or imposition of any security interest or lien upon any of its properties pursuant to the provisions of any agreement binding upon the Borrower or its properties that is listed on the Certificate. The Credit Agreement and the Notes have been duly executed and delivered on behalf of the Borrower.
3.    No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of the Credit Agreement and the Notes.
4.    In any action or proceeding arising out of or relating to the Credit Agreement or the Notes in any court of the State of Tennessee or in any Federal court sitting in the State of Tennessee, such court would recognize and give effect to the provisions of Section 9.10 of the Credit Agreement wherein the parties thereto agree that the Credit Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
5.    To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Notes or the consummation of the transactions contemplated thereby or,

Exhibit 10.01

except as described in Schedule 4.01(d) to the Credit Agreement, that are likely to have a materially adverse effect upon the financial condition or operations of the Borrower or any of its Subsidiaries.
Yours very truly,

David A. Woodmansee
Vice President, Assistant General Counsel, and Assistant Secretary

Exhibit 10.01

EXHIBIT E - FORM OF
COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

The undersigned hereby certifies pursuant to Section 5.01(a)(iii) of the Amended and Restated Five-Year Credit Agreement, dated as of October 25, 2018, among Citibank, N.A., as Agent, Eastman Chemical Company (the “Company”) and the Banks signatory thereto (as amended to date, the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them therein) as follows:

(a)	I am the duly elected and acting [chief financial officer][treasurer] of the Company, and as such, authorized to execute and deliver this certificate.

(b)
The financial statements (the “Financial Statements”) accompanying this certificate pursuant to Section [5.01(a)(i)] [5.01(a)(ii)] of the Credit Agreement fairly present the financial condition and the results of operations of the Company and its Subsidiaries on the dates and for the periods indicated, subject (if the Financial Statements are for an interim reporting period) to normally recurring year-end adjustments.

(c)
I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the business and condition of the Company and its Subsidiaries during the accounting period covered by the Financial Statements and as a result of such review I have concluded that no Default or Event of Default has occurred during the period commencing at the beginning of the accounting period covered by the Financial Statements and ending on the date hereof.

(d)
Schedule 1 hereto sets forth the calculations I have performed, or caused to be performed under my supervision, in order to determine whether the Company was in compliance with the provisions of Section 5.03 as of the end of the accounting period covered by the Financial Statements.

IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of __________, 20__.

EASTMAN CHEMICAL COMPANY

By:____________________________
[Curtis E. Espeland
Executive Vice President and
Chief Financial Officer]

Exhibit 10.01

EXHIBIT F - FORM OF
DESIGNATION AGREEMENT
[DATE]
To each of the Lenders
party to the Credit Agreement
(as defined below) and to Citibank, N.A.
as Agent for such Lenders
Ladies and Gentlemen:
Reference is made to the Amended and Restated Five-Year Credit Agreement dated as of October 25, 2018 among Eastman Chemical Company (the “Company”), certain other borrowers parties thereto, the Lenders from time to time party thereto, Citibank, N.A., as Agent for said Lenders and the other agents named therein (the “Credit Agreement”). Terms used herein and defined in the Credit Agreement shall have the respective meanings ascribed to such terms in the Credit Agreement.
Please be advised that the Company hereby designates its undersigned Subsidiary, ____________ (“Designated Subsidiary”), as a “Designated Subsidiary” under and for all purposes of the Credit Agreement.
The Designated Subsidiary, in consideration of each Lender's agreement to extend credit to it under and on the terms and conditions set forth in the Credit Agreement, does hereby assume each of the obligations imposed upon a “Designated Subsidiary” and a “Borrower” under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement. In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to each Lender as follows:
(a)    The Designated Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of ______________________, having an address as set forth on the signature page hereof.
(b)    The execution, delivery and performance by the Designated Subsidiary of this Designation Agreement, the Credit Agreement and the Notes to be delivered by it are within the Designated Subsidiary's corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Designated Subsidiary's charter or by-laws or (ii) any law, rule or regulation applicable to the Designated Subsidiary or (iii) any material contractual or legal restriction binding on the Designated Subsidiary. The Designation Agreement and the Notes delivered by it have been duly executed and delivered on behalf of the Designated Subsidiary.
(c)    No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Designated Subsidiary of this Designation Agreement, the Credit Agreement or the Notes to be delivered by it.
(d)    This Designation Agreement is, and the Notes to be delivered by the Designated Subsidiary when delivered will be, legal, valid and binding obligations of the Designated

Exhibit 10.01

Subsidiary enforceable against the Designated Subsidiary in accordance with their respective terms.
(e)    There is no pending or, to the knowledge of the Designated Subsidiary, threatened action or proceeding affecting the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator which purports to affect the legality, validity or enforceability of this Designation Agreement, the Credit Agreement or any Note of the Designated Subsidiary.
[(f)    The information included in the Beneficial Ownership Certification provided by the Designated Subsidiary to any Lender pursuant to the provisions of the Credit Agreement is true and correct in all respects as of the date hereof.]
This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
Very truly yours,
EASTMAN CHEMICAL COMPANY

By _________________________
Name:
Title:
[THE DESIGNATED SUBSIDIARY]
By__________________________
Name:
Title:
[Address]